SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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ULTRALIFE CORPORATION

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ULTRALIFE CORPORATION
2000 Technology Parkway
Newark, New York 14513

April 30, 2010

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Ultralife Corporation on Tuesday, June 8, 2010 at 10:30 A.M. at our corporate offices, 2000 Technology Parkway, Newark, New York 14513.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe in detail the matters expected to be acted upon at the meeting. This package also contains our 2009 Annual Report to Shareholders, which includes our Form 10-K for the fiscal year ended December 31, 2009 and which sets forth important business and financial information concerning your company.

We hope that you will be able to attend this year’s Annual Meeting.

Very truly yours,

John D. Kavazanjian
President and Chief Executive Officer

ULTRALIFE CORPORATION
2000 Technology Parkway
Newark, New York 14513

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JUNE 8, 2010

Notice is hereby given that the 2010 Annual Meeting of Shareholders of Ultralife Corporation will be held on Tuesday, June 8, 2010 at 10:30 A.M. at our corporate offices, 2000 Technology Parkway, Newark, New York 14513 for the following purposes:

1. to elect eight directors for a term of one year and until their successors are duly elected and qualified;

2. to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. to transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record of our common stock, par value $.10 per share, at the close of business on April 15, 2010 are entitled to receive notice of, and to vote at and attend the meeting. If you do not plan to attend the meeting in person, please complete, date and sign the enclosed proxy, which is solicited by our Board of Directors, and return it promptly in the enclosed envelope. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.

Our 2009 Annual Report to Shareholders, which includes our Form 10-K for the fiscal year ended December 31, 2009, is enclosed.

By Order of the Board of Directors

Bradford T. Whitmore
Chair of the Board of Directors

Dated: April 30, 2010

IMPORTANT

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. WE ALSO ENCOURAGE BENEFICIAL OWNERS TO FOLLOW THE INSTRUCTIONS PROVIDED BY YOUR BROKER REGARDING HOW TO VOTE. A RECENT RULE CHANGE PREVENTS YOUR BROKER FROM VOTING YOUR SHARES FOR DIRECTOR NOMINEES UNLESS YOU PROVIDE YOUR BROKER WITH VOTING INSTRUCTIONS.

ULTRALIFE CORPORATION
2000 Technology Parkway
Newark, New York 14513
(315) 332-7100

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
JUNE 8, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

We are furnishing this proxy statement to our shareholders in connection with our Board of Directors’ solicitation of proxies for use at our 2010 Annual Meeting of Shareholders, which we refer to in this proxy statement as the Meeting, to be held on Tuesday, June 8, 2010, at 10:30 A.M. and at any adjournments thereof. The Meeting will be held at our corporate offices, 2000 Technology Parkway, Newark, New York 14513.

The approximate date on which the enclosed form of proxy and this proxy statement are first being sent to our shareholders is April 30, 2010.

When a proxy is returned properly signed and dated, the shares represented thereby will be voted in accordance with the shareholder’s directions. If the proxy is signed, dated and returned without choices having been specified, the shares will be voted FOR the election of each director-nominee named therein, and FOR the other proposal identified therein. If for any reason any of the nominees for election as directors become unavailable for election, discretionary authority may be exercised by the proxies to vote for substitute nominees proposed by our Board of Directors. A shareholder has the right to revoke a previously granted proxy at any time before it is voted by filing with the Corporate Secretary of Ultralife Corporation, which we refer to in this proxy statement as we, our, or us, a written notice of revocation, or a duly executed later-dated proxy, or by requesting return of the proxy at the Meeting and voting in person.

We will bear the cost of soliciting proxies. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and regular employees, without extra remuneration, may solicit proxies personally or by telephone, telefax or similar transmission. We may decide to retain the services of a proxy solicitation firm if we believe it is appropriate under the circumstances. We will reimburse record holders for expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares held by them.

Only shareholders of record at the close of business on April 15, 2010 are entitled to notice of, and to vote at, the Meeting. As of April 15, 2010, there were 17,021,256 shares of our common stock, par value $.10 per share, issued and outstanding, each entitled to one vote per share at the Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 8, 2010

As required by the rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our annual report to shareholders available on the Internet.

The proxy statement and annual report to shareholders are available at http://investor.ultralifecorp.com.

Quorum

A majority of the outstanding shares of our common stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business. For purposes of determining whether a quorum is present, shareholders of record who are present at the Meeting in person or by proxy are considered to be present at the Meeting.

Vote Required

The table below shows the vote required to approve each of the proposals described in this proxy statement, assuming the presence of a quorum:

Proposal	Vote Required

1. Election of directors	Plurality of the votes duly cast at the Meeting
2. Ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010	Majority of the votes duly cast at the Meeting*

*	The selection of BDO Seidman, LLP is being presented to our shareholders for ratification. The Audit and Finance Committee will consider the outcome of this vote when selecting our independent registered public accounting firm for subsequent fiscal years.

Abstentions

Shares that abstain from voting on one or more proposals to be acted on at the Meeting are considered to be present for the purpose of determining whether a quorum exists and are entitled to vote on all proposals properly brought before the Meeting.

Abstentions will have no effect on the election of directors; however, abstentions will have the effect of voting against the proposal to ratify the selection of our independent registered public accounting firm because abstentions are deemed to be present and entitled to vote but do not count toward the affirmative vote required to approve the proposal.

Broker Non-Votes

If you own your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion under the rules governing brokers who have record ownership of shares that they hold in street name for their clients to vote your shares on routine matters but not otherwise. As a result of new rules applicable to director elections after January 10, 2010, brokers may no longer vote shares they hold as nominee in their discretion in the election of directors. As a result, your broker may exercise discretion to vote your shares only with respect to the ratification of the selection of our independent registered public accounting firm, because that is considered a routine matter. If you want your broker-owned shares to be counted in the election of directors, you must vote those shares or provide instructions to your broker on how to vote your shares.

A broker non-vote occurs when shares held by a broker are not voted on a non-routine proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares in the absence of such instructions. Shares subject to broker non-votes are considered to be present for the purpose of determining whether a quorum exists and thus count towards satisfying the quorum requirement but are not counted for purposes of determining the number of shares entitled to vote on non-routine matters. A broker non-vote will have no effect on the election of directors since they are not counted for purposes of determining the number of shares entitled to vote.

CORPORATE GOVERNANCE

General

Pursuant to the General Corporation Law of the State of Delaware, the state under which we were organized, and our By-laws, our business, property and affairs are managed by or under the direction of our Board of Directors. Members of our Board of Directors are kept informed of company business through discussions with our President and Chief Executive Officer and other corporate officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Our Board of Directors has determined that all of our directors (other than John D. Kavazanjian, who serves as our President and Chief Executive Officer) are “independent” for purposes of the listing standards of the Nasdaq Stock Market. Our Board of Directors has also determined that the Chair of the Board of Directors should be an independent director. We believe that the segregation of the roles of Board Chair and President and Chief Executive Officer ensures better overall governance of our company and provides meaningful checks and balances regarding our overall performance. This structure allows our President and Chief Executive Officer to focus on our business while the Board Chair leads our Board of Directors in establishing corporate policy and complying with heightened regulatory scrutiny.

Our Board of Directors has four standing committees: an Audit and Finance Committee, a Governance Committee, a Compensation and Management Committee, and a Strategy and Corporate Development Committee (formerly the Mergers and Acquisitions Committee). During 2009, our Board of Directors held 12 meetings and the committees of our Board of Directors held a total of 30 meetings, five of which were non-mandatory, uncompensated status meetings of the Audit and Finance Committee. During 2009, those individuals who served as our Board Chair, Patricia C. Barron and Daniel W. Christman, served at their request as non-voting ex-officio members of all Board committees during their tenures as Board Chair. As previously disclosed, General (Ret.) Christman has retired as a director and accordingly will not be standing for re-election to our Board of Directors. Upon General (Ret.) Christman’s retirement, our Board elected Bradford T. Whitmore as Board Chair. Mr. Whitmore continues to serve as a voting member of the committees on which he served at the time of General (Ret.) Christman’s retirement. Each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board; and (2) the total number of meetings held by all committees of the Board on which he or she served.

Our Board of Directors has adopted a charter for each of the four standing committees that addresses the composition and function of each committee and has also adopted Corporate Governance Principles that address the composition and function of the Board of Directors. These charters and Corporate Governance Principles are available on our website at http://investor.ultralifecorp.com under the subheading “Corporate Governance.” Pursuant to our Corporate Governance Principles, it is our policy that directors retire from service at the annual meeting following a director’s 70th birthday.

Our Board of Directors has determined that all of the directors who serve on these committees are “independent” for purposes of the listing standards of the Nasdaq Stock Market, and that the members of the Audit and Finance Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act. Our Board of Directors based these determinations primarily on a review of the responses of the directors to questions regarding employment, compensation history, affiliations and family and other relationships, and on follow-up discussions.

Committees of the Board of Directors

Audit and Finance Committee

The current members of the Audit and Finance Committee are Paula H.J. Cholmondeley (Chair), Carole Lewis Anderson, Anthony J. Cavanna and Thomas L. Saeli. As previously disclosed, Ms. Cholmondeley and Ms. Anderson are not standing for re-election to our Board of Directors and Mr. Cavanna will be retiring from our Board of Directors. This committee selects our independent registered public accounting firm and has oversight responsibility for reviewing the scope and results of the independent registered public accounting firm’s annual examination of our financial statements and the quality and integrity of those financial statements. Further, the committee reviews the qualifications and independence of the independent registered public accounting firm, and meets with our financial management, including our Director of Internal Audit, and the independent registered public accounting firm to review matters relating to internal accounting controls, our accounting practices and procedures and other matters relating to our financial condition. The Audit and Finance Committee met 13 times during 2009, with five of those meetings being non-mandatory, uncompensated status meetings.

Our Board of Directors has determined that each of the members of the Audit and Finance Committee is “financially literate” in accordance with the listing standards of the Nasdaq Stock Market. In addition, our Board of Directors has determined that each of Ms. Cholmondeley, Mr. Cavanna and Mr. Saeli qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Governance Committee

The current members of the Governance Committee are Carole Lewis Anderson (Chair), Patricia C. Barron and Bradford T. Whitmore. As previously disclosed, Ms. Anderson is not standing for re-election to our Board of Directors. This committee reviews the performance and compensation of our directors, makes recommendations to our Board of Directors for membership and committee assignments and for the compensation of our directors, and manages the annual evaluation of the performance of our President and Chief Executive Officer. The Governance Committee met six times during 2009.

The Governance Committee identifies potential nominees for directors based on its own research for appropriate candidates as well as on recommendations received by directors or from shareholders as described below. On occasion, the Governance Committee will retain an executive search firm to assist in the identification of potential director nominees. The committee will also evaluate information provided by the National Association of Corporate Directors about prospective Board candidates. The evaluation process and the factors considered in undertaking that evaluation are set forth under the caption “Shareholder Recommendations for Director Nominations” below.

The Governance Committee also has overall responsibility for assessing and managing our exposure to various risks.

Compensation and Management Committee

The current members of the Compensation and Management Committee are Ranjit C. Singh (Chair), Patricia C. Barron, Paula H.J. Cholmondeley and Bradford T. Whitmore. As previously disclosed, Ms. Cholmondeley is not standing for re-election to our Board of Directors. The Compensation and Management Committee has general responsibility for determining the compensation of officers elected by our Board of Directors, granting stock options and restricted stock and otherwise administering our equity compensation plans, and approving and administering any other compensation plans or agreements. Our Restated 2004 Long-Term Incentive Plan, which we refer to in this proxy statement as the Restated LTIP, is administered by the Compensation and Management Committee. The Compensation and Management Committee met six times during 2009.

Strategy and Corporate Development Committee

The current members of the Strategy and Corporate Development Committee are Ranjit C. Singh (Chair), Carole Lewis Anderson, Anthony J. Cavanna and Bradford T. Whitmore. As previously disclosed, Ms. Anderson is not standing for re-election to our Board of Directors and Mr. Cavanna will be retiring from our Board of Directors. The Strategy and Corporate Development Committee is responsible for working with management to develop corporate strategy and for identifying and evaluating acquisition opportunities. The Strategy and Corporate Development Committee met five times during 2009.

Shareholder Recommendations for Director Nominations

As noted above, the Governance Committee considers and establishes procedures regarding recommendations for nomination to our Board of Directors, including nominations submitted by shareholders. Such recommendations, if any, should be sent to Corporate Secretary, Ultralife Corporation, 2000 Technology Parkway, Newark,

New York 14513. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC, in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as a director, if elected. The Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation.

Based on the information provided to the Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. The Governance Committee considers the composition and size of the existing Board of Directors, along with other factors, in making its determination to conduct a full evaluation of a candidate. As part of the full evaluation process, the Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Governance Committee may also ask the candidate to meet with management and other members of our Board of Directors. In evaluating a candidate, our Board of Directors, with the assistance of the Governance Committee, takes into account a variety of factors as described in our Corporate Governance Principles, including the particular experience, attributes and skills that would qualify the candidate to serve as a director. The criteria for selection to our Board of Directors include character and leadership skills, general business acumen and executive experience; knowledge of strategy, finance, relations between business and government, internal business - all to ensure an active Board of Directors whose members work well together and possess the collective knowledge and expertise required. Our Governance Committee reviews the qualifications of any candidate with those of its current directors to augment and complement the skill sets of our current Board members. We believe that it is important for our Board of Directors to be comprised of individuals with diverse backgrounds, skills and experiences. Although we do not have a formal diversity policy and identify qualified potential candidates without regard to any particular classification, we believe that the breadth of experience and qualifications of our Board Members promotes Board diversity.

Annual Meeting Attendance

Our policy is that all of the directors, absent special circumstances, should attend our Annual Meeting of Shareholders. A regular meeting of the Board of Directors is typically scheduled in conjunction with the Annual Meeting of Shareholders. All directors attended last year’s Annual Meeting of Shareholders.

Executive Sessions

Our Corporate Governance Principles require our Board of Directors to meet in executive session regularly by requiring our independent directors to have at least four regularly-scheduled meetings per year without management present. Our Board of Directors met in executive session ten times during 2009. In addition, our standing committees meet in executive session on a regular basis.

Communicating with the Board of Directors

Shareholders interested in communicating directly with our Board of Directors as a group or individually may do so in writing to our Corporate Secretary, Ultralife Corporation, 2000 Technology Parkway, Newark, New York 14513. The Corporate Secretary will review all such correspondence and forward to our Board of Directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board of Directors or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to members of the Board of Directors and request copies of any such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit and Finance Committee and handled in accordance with the procedures established by the Audit and Finance Committee with respect to such matters.

Code of Ethics

We have a Code of Ethics applicable to all employees, including our Principal Executive Officer and our Principal Financial Officer (who is also our Principal Accounting Officer), and, to the extent it applies to their activities, all members of the Board of Directors. Our Code of Ethics incorporates the elements of a code of ethics specified in Item 406 of Regulation S-K and also complies with the Nasdaq Stock Market requirements for a code of conduct. Shareholders can find a link to this Code of Ethics on our website at http://investor.ultralifecorp.com under the subheading “Corporate Governance.” We intend to post amendments to or waivers (whether expressed or implied) from the Code of Ethics (to the extent applicable to our Principal Executive Officer or Principal Financial Officer) at the same location on our website as the Code of Ethics.

Our Code of Ethics emphasizes our commitment to conducting business in a legal and ethical manner and encourages prompt and confidential reporting of any suspected violations of law or the Code of Ethics. As part of our Code of Ethics, directors and employees are expected to make business decisions and to take actions based upon the best interests of our company and not based upon personal relationships or benefits. Any potential conflict of interest, and any transaction or relationship involving our officers or directors that could give rise to a conflict of interest, must be reviewed and resolved by our Governance Committee.

We have adopted written policies and procedures for the review and approval or ratification of any “related party transaction,” defined by us as any transaction, or proposed transaction, in excess of $120,000 between us and any of our executive officers, directors or director nominees. The policy provides that each related party transaction must be reviewed by our Audit and Finance Committee. The committee reviews the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Ethics, and either recommends that the Board of Directors approve or disapprove the related party transaction. We will disclose all required related party transactions in our filings with the SEC. To our knowledge, no reportable transaction existed during 2009, and there are currently no such proposed transactions.

Risk Management

Our management team is responsible for assessing and managing our exposure to various risks. We have an enterprise risk management process to identify, assess and manage the most significant risks facing our company. Our Governance Committee has general responsibility to review management’s risk management process, including the policies and guidelines used by management to identify, assess and manage our exposure to risk. Our Audit and Finance Committee has oversight responsibility for financial risks. Our management reviews these financial risks with our Audit and Finance Committee regularly and reviews the risk management process, as it affects financial risks, with our Audit and Finance Committee on an on-going basis. Our Compensation and Management Committee evaluates the extent to which our compensation policies expose us to risk that could threaten the value of our company. The Compensation and Management Committee has reviewed our incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage our employees to take unnecessary or excessive risks that threaten the value of our company.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently has nine directors, six of whom have been nominated to serve for an additional one year term. Carole Lewis Anderson and Paula H.J. Cholmondeley are not standing for re-election, Daniel W. Christman has retired from our Board of Directors, and Anthony J. Cavanna will be retiring from our Board of Directors pursuant to our mandatory retirement guidelines set forth in our Corporate Governance Principles. We have two new nominees for election to our Board of Directors: James A. Croce and Robert W. Shaw II. If elected, each director standing for election shall serve until the next annual meeting of shareholders and until his or her successor shall have been elected and qualified. The names of, and certain information with respect to, the persons nominated for election as directors are presented below.

Name	Age	Present Principal Occupation, Employment History and Expertise

Steven M. Anderson	53	Brigadier General (Ret.) Anderson has been a director since April 13, 2010. General (Ret.) Anderson is currently the chief operating officer for Synovision Solutions LLC, a service-disabled veteran-owned small business specializing in unique applications of emerging technology, many central to innovative energy solutions. General (Ret.) Anderson, a career military officer who retired from active duty in November 2009, served for five years as a general officer in the US Army, including 15 months as the senior US and coalition logistician in Iraq in support of Operation Iraqi Freedom. From 2004 to 2006, General (Ret.) Anderson served as the senior US logistician in Korea (Deputy C-4 for the United Nations Command/Combined Forces Command and J4, United States Forces Korea) and spearheaded the development of Camp Humphreys, the new combined and US headquarters facility in Central Korea. He served in various command positions including Commander, Division Support Command, 2nd Infantry Division, Korea (2000-02), and Commander, 725th Main Support Battalion, 25th Infantry Division (Light), Schofield Barracks, Hawaii (1995-97). In his final military assignment, he served for two years on the Army Staff in the Pentagon as the Director, Operations and Logistics Readiness, Office of the Army Deputy Chief of Staff, G4 (logistics). General (Ret.) Anderson is a 1978 graduate of the US Military Academy at West Point and earned a Masters of Science degree in Operations Research and Systems Analysis Engineering at the Naval Postgraduate School in 1987. General (Ret.) Anderson was initially recommended as a director by one of our former non-management directors and has been nominated for re-election to our Board of Directors because of his familiarity with the US military.
Patricia C. Barron	67	Ms. Barron has been a director since December 2000 and served as Chair of the Board of Directors from June 2007 to August 29, 2009. Ms. Barron serves as lead director of Quaker Chemical Corporation, and as a director of Teleflex Incorporated and United Services Automobile Association, an insurance mutual corporation. She also serves on a number of non-profit organizations, with a focus on education and health. Ms. Barron had a 28-year career in business. She was an Associate at McKinsey and Company and then moved to Xerox Corporation where she became a corporate officer and held the positions of Vice President of Business Operation Support, President of Engineering Systems and President of Office Document Products. Most recently, she has been a Clinical Associate Professor at the Leonard N. Stern School of Business of New York University, where she focused on issues of corporate governance and leadership. Ms. Barron has been nominated for re-election to our Board of Directors because of her longstanding business career and expertise in corporate governance.

Name	Age	Present Principal Occupation, Employment History and Expertise

James A. Croce	47	Mr. Croce is currently the President and CEO of the Nevada Institute for Renewable Energy Commercialization (NIREC), serving in that position since mid-2009. Prior to accepting his position at NIREC, from 2008 to 2009, Mr. Croce was President of Lipten Energy Services, an engineering and energy project development firm, whose primary focus was the development and execution of strategic growth initiatives in the alternative energy space, including power generation, biomass and waste-to-energy projects. From 2003 to 2008, Mr. Croce was President and CEO of NextEnergy, one of the nation’s leading clean energy technology commercialization catalysts. From 2001 to 2003, Mr. Croce was Vice President of Business Development at DTE Energy Technologies, a developer of distributed power generation technologies and energy products including fuel cells, internal combustion engines, turbines and energy information systems. From 1998 to 2001, he was Executive Director, Business Marketing and Sales at Michigan Consolidated Gas Company (MichCon), an integrated natural gas transportation and storage business where he was responsible for sales and marketing programs for the company’s commercial and industrial customers. Prior to that, from 1996 to 1998, he was General Manager at MichCon Pipeline Company, where he launched and managed new energy delivery services. Mr. Croce is co-founder of the Michigan Sustainable Energy Coalition, a renewable energy policy advocacy group, and has served on the board of directors of numerous nonprofit agencies. Mr. Croce was recommended as a director nominee by one of our non-management directors because of his expertise in the renewable energy industry.
John D. Kavazanjian	59	Mr. Kavazanjian was elected as our President and Chief Executive Officer effective July 12, 1999 and as a director on August 25, 1999. Prior to joining us, Mr. Kavazanjian worked for Xerox Corporation from 1994 in several capacities, most recently as Corporate Vice President, Chief Technology Officer, Document Services Group. From 1992 until 1994, he was the Senior Vice President, Operations for Kendal Square Research Corporation, a high performance computer manufacturer. Mr. Kavazanjian also serves on the Board of Directors of Newark-Wayne Community Hospital. Mr. Kavazanjian has been nominated for re-election to our Board of Directors because of his operations expertise and his familiarity with our operations as our President and Chief Executive Officer.
Thomas L. Saeli	53	Mr. Saeli has been a director since March 5, 2010. Mr. Saeli is currently a business consultant to international corporate clients on matters involving business development strategies, consolidations, acquisitions and operations. He previously served as Chief Executive Officer and a member of the Board of Directors of Noble International, Ltd., an auto supplier of engineered laser-welded steel blanks and roll-formed products, from March 2006 to April 13, 2009 when he resigned those positions. Noble International Ltd. filed for voluntary relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, Eastern District of Michigan, several days after Mr. Saeli’s resignation. The Chapter 11 reorganization proceeding was converted to a Chapter 7 liquidation in December 2009. From 1998 through 2006, Mr. Saeli served as Vice President of Corporate Development for Lear Corporation, an automotive supplier of seating, electronics and interior products, where he also served as Vice President of Mergers and Acquisitions. Mr. Saeli also serves on the Boards of Directors of Advance Capital Management, a mutual fund, and Oakwood Hospital in Dearborn, Michigan. Mr. Saeli was recommended as a director by one of our non-management directors and has been nominated for re-election to our Board of Directors because of his familiarity with the auto industry and his manufacturing, corporate development and finance experience. Mr. Saeli also qualifies as an audit committee financial expert.

Name	Age	Present Principal Occupation, Employment History and Expertise

Robert W. Shaw II	53	Mr. Shaw is currently the President of R.M. Thornton, Inc., a mechanical contracting company specializing in the Federal government and healthcare markets, serving in that position since 2007. Prior to that, from 1995 to 2006, Mr. Shaw was CEO and Managing Partner at Odyssey Cruises/Premier Yachts, Inc., a leading U.S. dining and excursion boat operator, where he successfully led the company through a sale process to private equity firm ICV Capital Partners. From 1989 to 1995, he served in Sodexho, S.A., one of the world’s largest contract services providers, as both President and CEO of Spirit Cruises, Inc., and Division President of The Seiler Corporation. Mr. Shaw served in the US Marine Corps from 1978 to 1982 as Captain. Mr. Shaw has consulted or served on a number of boards of advisors of various non-public organizations and was recommended as a director nominee by one of our non-management directors because of his management expertise and experience as an executive officer.
Ranjit C. Singh	57	Mr. Singh has been a director since August 2000, and served as Chair of the Board from December 2001 to June 2007. Mr. Singh is currently Chief Executive Officer of CSR Consulting Group, which provides business and technology consulting services. He previously served as President and Chief Executive Officer of Aptara, Inc. (formerly known as Tech Books), a content outsourcing services company, from February 2003 until July 2008. From February 2002 to February 2003, Mr. Singh served as President and Chief Executive Officer of Reliacast Inc., a video streaming software and services company. Prior to that, he was President and Chief Operating Officer of ContentGuard, which develops and markets digital property rights software. Before joining ContentGuard earlier in 2000, Mr. Singh worked for Xerox as a corporate Senior Vice President in various assignments related to software businesses. Mr. Singh joined Xerox in 1997, having come from Citibank where he was Vice President of Global Distributed Computing. Prior to that, he was a principal at two start-up companies and also held executive positions at Data General and Digital Equipment Corporation. Since January 2005, Mr. Singh has served on the Board of Directors of Authentidate Holding Corp. Mr. Singh has been nominated for re-election to our Board of Directors because of his experience in the service industry and with technology-based organizations.
Bradford T. Whitmore	52	Mr. Whitmore has been a director since June 2007. Since 1985, he has been the Managing Partner of Grace Brothers, Ltd., an investment firm which holds approximately 26.55% of the outstanding shares of our common stock. Mr. Whitmore and Grace Brothers, Ltd. collectively hold slightly less than 30% of the outstanding shares of our common stock. Within the past five years, Mr. Whitmore has served as a director of Ladish Co. as well as several non-public companies and not-for-profit organizations. Mr. Whitmore has been nominated for re-election to our Board of Directors because of his corporate development expertise.

Our Board of Directors has approved the above-named nominees for directors. Our Board of Directors recommends a vote FOR all of these nominees.

DIRECTOR COMPENSATION

We use a combination of cash compensation and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. Our practice is to resurvey our peer group companies every two to three years to ascertain whether our overall director compensation is appropriate and balanced. If we perceive that there has been a major change in our company or the market, we may conduct a more frequent survey. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties to us, the skill-level required by members of our Board of Directors, and, based on an independent review by our external compensation consultant and other publicly available director compensation data, the compensation paid to directors in similar sized organizations in our industry. Our program remains designed to deliver annual director compensation at approximately the median of companies in similar industries and of similar size. In 2008, our director compensation program was changed to replace restricted share awards with awards of unrestricted common stock. The cash component of director compensation remained the same.

Director Cash Compensation

During 2009, each non-employee director received a $3,000 quarterly retainer, and the Board Chair received a $5,000 quarterly retainer. Each non-employee director also received $1,000 for each board meeting attended whether a regularly scheduled meeting or a specially called meeting, and regardless of whether attendance was in person or by telephone. Each non-employee director also received $750 for each meeting of the four standing committee meetings attended as a committee member, whether in person or by telephone. The Chair of the Audit and Finance Committee received a $2,500 quarterly retainer, the Chair of the Compensation and Management Committee received a $2,000 quarterly retainer and the Chairs of the Governance and the Strategy and Corporate Development Committees received a $1,250 quarterly retainer. For Board and committee service during 2009, we paid our directors an aggregate $305,248.

Directors’ Stock-Based Incentive Compensation

Our Board of Directors stock-based compensation program provides each director with an annual award of shares of our common stock without any restrictions. The aggregate value of the award for each non-employee director is $40,000 and the aggregate value of the award for the Board Chair is $66,000. Our directors are elected annually in June of each year. Accordingly, these grants of common stock to our current directors other than General (Ret.) Anderson and Mr. Saeli, were scheduled for four equal installments on August 15, 2009, November 15, 2009, February 15, 2010 and May 15, 2010. As General (Ret.) Anderson and Mr. Saeli were not appointed to our Board of Directors until April 13, 2010 and March 5, 2010, respectively, each of them will be receiving only the May 15, 2010 installment. In order to receive an installment of common stock, a director must be a current member of our Board of Directors on the scheduled installment payment date. To determine the number of shares of common stock to award based on this valuation, the value of each quarterly award, which is $10,000 for each director other than the Board Chair and $16,500 for the Board Chair, is divided by the value weighted average price (“VWAP”) of the common stock on the grant date of the award. On August 15, 2009, each incumbent non-employee director received 1,553 shares of common stock and the Board Chair received an additional 1,010 shares of common stock. On November 15, 2009, each incumbent non-employee director received 2,529 shares of common stock and an additional 1,643 shares of common stock were split proportionately between Ms. Barron and General (Ret.) Christman, as General (Ret.) Christman became Board Chair effective August 29, 2009. On February 15, 2010, each incumbent non-employee director received 2,529 shares of common stock and the Board Chair received an additional 1,643 shares.

In October 2008, our Board of Directors authorized a share repurchase program of up to $10,000,000 of our common stock to be implemented over the course of a six-month period. While our share repurchase program was in effect, the Board of Directors adopted a policy to permit directors to elect to receive their stock-based incentive compensation in cash or common stock, or a combination of both. On February 15, 2009, each incumbent non-employee director was entitled to receive 1,202 shares of common stock and the Board Chair received an additional 782 shares of common stock. Ms. Anderson, Ms. Cholmondeley, General (Ret.) Christman and Mr. Singh each elected to receive their awards in cash so that each received a $10,000 cash award in lieu of their 1,202 share award.

Our directors also have share ownership guidelines which require them to hold 2,000 shares. Directors have two years to achieve the required ownership. Furthermore, until the required share ownership guidelines are met, directors are required to hold at least 50% of all vested after-tax shares and 50% of shares received on exercise of stock options. Currently, all of our directors, other than General (Ret.) Anderson and Mr. Saeli, meet the share ownership guidelines, and General (Ret.) Anderson and Mr. Saeli have two years from their dates of appointment to our Board of Directors to achieve the required ownership.

Director Compensation for 2009

The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2009.

	Fees Earned or	Stock Awards	Total
Name (1)	Paid in Cash ($)	($)(2)(3)	($)

Carole Lewis Anderson	53,250	30,004	83,254
Patricia C. Barron	32,083	60,412	92,495
Anthony J. Cavanna	36,000	40,000	76,000
Paula H.J. Cholmondeley	54,500	30,004	84,504
Daniel W. Christman	44,749	35,592	80,341
Ranjit C. Singh	50,166	30,004	80,170
Bradford T. Whitmore	34,500	40,000	74,500

(1)	John D. Kavazanjian is ineligible to receive compensation for his service as a director because he is also an employee, serving as our President and Chief Executive Officer. Thomas L. Saeli did not become a director until March 5, 2010. Steven M. Anderson did not become a director until April 13, 2010.

(2)	The amounts set forth in this column reflect the aggregate grant date fair value of stock awards granted during 2009. The Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) (formerly, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity awards at the time of grant. The compensation expense for such awards is expensed at the time of grant. There was no stock option expense in 2009 for directors’ options since no stock options were granted to directors during 2009. The assumptions used to determine the valuation of the awards are discussed in Note 7 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The number of shares granted in 2009 and the grant date fair value of those grants determined in accordance with ASC 718 are set forth below.

			Grant Date
Name	Grant Date	Shares (#)	Fair Value ($)

Carole Lewis Anderson	5/15/09	1,402	10,003
	8/15/09	1,553	9,999
	11/15/09	2,529	10,002
Patricia C. Barron	2/15/09	1,984	16,499
	5/15/09	2,313	16,504
	8/15/09	2,563	16,502
	11/15/09	2,758	10,907
Anthony J. Cavanna	2/15/09	1,202	9,996
	5/15/09	1,402	10,003
	8/15/09	1,553	9,999
	11/15/09	2,529	10,002
Paula H.J. Cholmondeley	5/15/09	1,402	10,003
	8/15/09	1,553	9,999
	11/15/09	2,529	10,002
Daniel W. Christman	5/15/09	1,402	10,003
	8/15/09	1,553	9,999
	11/15/09	3,942	15,590
Ranjit C. Singh	5/15/09	1,402	10,003
	8/15/09	1,553	9,999
	11/15/09	2,529	10,002
Bradford T. Whitmore	2/15/09	1,202	9,996
	5/15/09	1,402	10,003
	8/15/09	1,553	9,999
	11/15/09	2,529	10,002

(3)	The aggregate number of director stock options outstanding at December 31, 2009 were as follows:

Name	Stock Options

Carole Lewis Anderson	6,000
Patricia C. Barron	25,500
Anthony J. Cavanna	28,500
Paula H.J. Cholmondeley	30,000
Daniel W. Christman	28,500
Ranjit C. Singh	48,500
Bradford T. Whitmore	—

PROPOSAL 2

RATIFY THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO Seidman, LLP, independent registered public accountants, served as our independent registered public accounting firm in connection with the audit of our financial statements for 2008 and 2009.

Our Audit and Finance Committee has selected BDO Seidman, LLP as our independent registered public accounting firm for 2010. This selection will be presented to our shareholders for their ratification at the Meeting. Our Board of Directors recommends a vote in favor of the proposal to ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR this proposal. If the shareholders do not ratify this selection, the Audit and Finance Committee will seek to identify and address the reason or reasons why the shareholders did not ratify the committee’s selection.

We have been advised by BDO Seidman, LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, we intend to give such representative an opportunity to make any statements if he or she should so desire.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by BDO Seidman, LLP for 2008 and 2009 were:

	2008	2009

Audit Fees	$592,672	$530,734
Audit-Related Fees	0	0
Tax Fees	12,500	6,250
All Other Fees	0	0

Total	$605,172	$536,984

Audit Fees

Audit fees for 2008 and 2009, respectively, were for professional services rendered for the audits of our consolidated financial statements, audits of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, consents, income tax provision procedures and assistance with review of documents filed with the SEC.

Audit-Related Fees

There were no audit-related fees for 2008 and 2009.

Tax Fees

Tax fees for 2008 and 2009 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice.

All Other Fees

There were no other fees for 2008 and 2009.

Our Audit and Finance Committee has not adopted pre-approval policies and procedures for audit and non-audit services. Accordingly, this proxy statement does not include disclosure regarding pre-approval policies and procedures and related information. The engagement of BDO Seidman, LLP for tax services during 2008 and 2009 was limited to circumstances where those services were considered integral to the audit services that it provided or where there was another compelling rationale for using BDO Seidman, LLP. All audit, audit-related and permitted non-audit services for which BDO Seidman, LLP was engaged were pre-approved by our Audit and Finance Committee in compliance with applicable SEC requirements.

EXECUTIVE OFFICERS

The names of, and certain information with respect to, our executive officers who are not director nominees are presented below.

Name	Age	Present Principal Occupation and Employment History

Julius M. Cirin	56	Mr. Cirin was named Vice President, Corporate Communications Officer in May 2009. He was previously appointed Vice President of Marketing and Technology in February 2006, having served as Vice President of Corporate Marketing since August 2000. He joined us as Director of Marketing in March 1991 at our founding. Prior to this, Mr. Cirin served as Quality Assurance Manager for Eastman Kodak Company in the Ultra Technologies Division from 1986 to 1989. From 1979 to 1986, Mr. Cirin worked at Duracell USA in several product, process engineering and quality management positions. Mr. Cirin serves on the Board of Directors of The New York Battery and Energy Storage Technology Consortium, Inc. Mr. Cirin has a B.S. in Interdisciplinary Studies from St. John Fisher College.
Peter F. Comerford	52	Mr. Comerford was named Vice President of Administration and General Counsel on July 1, 1999 and was elected Corporate Secretary in December 2000. He joined us in May 1997 as Senior Corporate Counsel and was appointed Director of Administration and General Counsel in December of that year. Prior to joining us, Mr. Comerford was a practicing attorney for approximately fourteen years having worked primarily in municipal law departments including the City of Niagara Falls, New York where he served as the Corporation Counsel. Mr. Comerford has a B.A. from the State University of New York at Buffalo, an MBA from Canisius College and a J.D. from the University of San Diego School of Law.
Philip A. Fain	55	Mr. Fain was named Chief Financial Officer in November 2009 and Treasurer in December 2009. He previously served as Vice President of Business Development, having joined us in February 2008. Prior to joining us, he was Managing Partner of CXO on the GO, LLC, a management-consulting firm, which he co-founded in November 2003 and which we retained in connection with our acquisition activity. Prior to founding CXO on the GO, LLC. Mr. Fain served as Vice President of Finance - RayBan Sunoptics for Luxottica, SpA. Prior to the acquisition of Bausch & Lomb’s global eyewear business by Luxottica, Mr. Fain served as B&L’s Senior Vice President Finance - Global Eyewear from 1997 to 1999 and as Vice President and Controller for the US Sunglass business from 1993 to 1996. From 1983 to 1993, Mr. Fain served in various positions with B&L including executive positions in corporate accounting, finance and audit. Mr. Fain began his career as a CPA and consultant with Arthur Andersen & Co. in 1977. He received his BA in Economics from the University of Rochester and an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester.
Patrick R. Hanna, Jr.	61	Mr. Hanna was named Vice President, Corporate Compliance Officer in May 2009. He was previously appointed Vice President of Corporate Strategy and Business Integration in February 2006, having served as our Vice President of Corporate Strategy since December 2001. He joined us in February 2000 as Director of Strategic Planning after a 23 year career with Xerox Corporation. Mr. Hanna served in many capacities in the areas of strategic and business planning development, most recently as the Strategic Planning Manager of the Xerox Internet and Software Services organization. Mr. Hanna has a B.S. in electrical engineering from Howard University and an MBA from the William E. Simon Graduate School of Business Administration of the University of Rochester.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows certain information regarding the beneficial ownership of shares of our common stock as of April 15, 2010 by each person known by us to beneficially own more than five percent of the outstanding shares of our common stock, with percentages based on 17,021,256 shares issued and outstanding.

	Number of Shares	Percent of Class
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned

Grace Brothers, Ltd.(1) 1560 Sherman Avenue, Suite 900 Evanston, IL 60201	4,518,616	26.55%

(1)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13D/A (Amendment No. 5) dated March 2, 2007 filed with the SEC by Grace Brothers, Ltd., an Illinois limited partnership, Bradford T. Whitmore (“Whitmore”) and Spurgeon Corporation (“Spurgeon”), its general partners, that reports beneficial ownership of 4,419,542 shares of our common stock, and on a March 15, 2007 Form 4 - Statement of Changes in Beneficial Ownership, filed with the SEC by Grace Brothers, Ltd. that reports the acquisition of an additional 99,074 shares of our common stock. Grace Brothers, Ltd., Whitmore and Spurgeon share voting and dispositive power with respect to all 4,518,616 shares. The amount reported in the table excludes 583,073 shares of our common stock held by Whitmore, who has sole voting and dispositive power with respect to such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The table below shows certain information regarding the beneficial ownership of shares of our common stock as of April 15, 2010 by (1) each of our directors and director nominees, (2) each of our named executive officers (as defined on page 17), and (3) all of our directors, director nominees and executive officers as a group.

	Number of Shares	Percent of Class
Name of Beneficial Owner (1)	Beneficially Owned (1)	Beneficially Owned (2)

Carole Lewis Anderson (3)	23,276	*
Steven M. Anderson	—	—
Patricia C. Barron (4)	105,318	*
Anthony J. Cavanna (5)	61,444	*
Paula H.J. Cholmondeley (6)	48,802	*
James A. Croce	—	—
John D. Kavazanjian (7)	307,887	1.79%
Thomas L. Saeli	—	—
Robert W. Shaw II	—	—
Ranjit C. Singh (8)	89,846	*
Bradford T. Whitmore (9)	5,101,689	29.97%
John C. Casper (10)	—	—
Julius M. Cirin (11)	50,955	*
Peter F. Comerford (12)	91,971	*
James E. Evans (13)	32,106	*
Philip A. Fain (14)	73,945	*
Robert W. Fishback (15)	107,754	*
Patrick R. Hanna, Jr. (16)	54,462	*
William A. Schmitz (17)	31,959	*
All directors, director nominees and executive officers as a group (19 persons) (18)	6,181,414	35.04%

*	Less than 1%

(1)	Except as otherwise indicated, the shareholders named in this table have sole voting and investment power with respect to the shares of our common stock beneficially owned by them. The information provided in this table is based upon information provided to us by such shareholders. The table reports beneficial ownership for our directors and executive officers in accordance with Rule 13d-3 under the Exchange Act. This means all our securities over which directors and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The amounts also include shares that may be acquired by exercise of stock options prior to June 14, 2010, which shares are referred to in the footnotes to this table as “shares subject to options that may be exercised,” and, for executive officers, shares of restricted stock that are subject to vesting.

(2)	Based on 17,021,256 shares issued and outstanding.

(3)	The amount shown includes 6,000 shares subject to an option that may be exercised by Ms. Anderson.

(4)	The amount shown includes (i) 1,200 shares held jointly by Ms. Barron and her husband; and (ii) 25,500 shares subject to options that may be exercised by Ms. Barron.

(5)	The amount shown includes 28,500 shares subject to options that may be exercised by Mr. Cavanna.

(6)	The amount shown includes 30,000 shares subject to options that may be exercised by Ms. Cholmondeley.

(7)	The amount shown includes (i) 1,800 shares held by Mr. Kavazanjian’s wife; (ii) 188,872 shares subject to options that may be exercised by Mr. Kavazanjian; and (ii) 4,177 shares of restricted stock that are subject to time vesting.

(8)	The amount shown includes 48,500 shares subject to options that may be exercised by Mr. Singh.

(9)	The amount shown includes 4,518,616 shares beneficially owned by Grace Brothers, Ltd., an Illinois limited partnership. Mr. Whitmore is a general partner of Grace Brothers, Ltd. See “Security Ownership of Certain Beneficial Owners” on page 15 for more information about Grace Brothers, Ltd.

(10)	Mr. Casper resigned as our Vice President of Finance and Chief Financial Officer in November 2009.

(11)	The amount shown includes (i) 41,008 shares subject to options that may be exercised by Mr. Cirin; and (ii) 1,035 shares of restricted stock that are subject to time vesting.

(12)	The amount shown includes (i) 57,630 shares subject to options that may be exercised by Mr. Comerford; and (ii) 1,194 shares of restricted stock that are subject to time vesting.

(13)	Mr. Evans resigned as our Executive Vice President of Business Operations effective April 30, 2010. The amount shown includes (i) 26,000 shares subject to options that may be exercised by Mr. Evans.

(14)	The amount shown includes 42,695 shares subject to options that may be exercised by Mr. Fain; and (ii) 1,924 shares of restricted stock subject to time vesting.

(15)	The amount shown is based on Mr. Fishback’s April 20, 2009 Form 4 — Statement of Changes in Beneficial Ownership, and includes 84,988 shares subject to options that may be exercised by Mr. Fishback, our former Vice President of Finance and Chief Financial Officer. Mr. Fishback’s employment with us terminated in July 2009.

(16)	The amount shown includes 38,308 shares subject to options that may be exercised by Mr. Hanna; and (ii) 1,035 shares of restricted stock subject to time vesting.

(17)	Mr. Schmitz resigned as our Chief Operating Officer in November 2009. The amount shown includes 300 shares held by Mr. Schmitz’s wife.

(18)	The amount shown includes (i) 618,001 shares subject to options that may be exercised by directors and executive officers; and (ii) 9,365 shares of restricted stock subject to time vesting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and our other equity securities. To our knowledge, based solely on the written representations of our directors and executive officers and the copies of such reports filed with the SEC during 2009, all Section 16(a) filings applicable to our officers, directors and more than 10% beneficial owners were filed in a timely manner, except for a Form 4 for Philip A. Fain that should have been filed in March 2008 to report the acquisition of a restricted stock award, that was inadvertently overlooked and that was subsequently filed in September 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation and Management Committee of the Board of Directors, referred to in this proxy statement as the Committee, has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. The following discussion focuses on the compensation of nine individuals: our Principal Executive Officer, our current Principal Financial Officer and our four other executive officers who were the most highly compensated during 2009; the two individuals who served as our Principal Financial Officer at some point in time during 2009; and the individual who served as our Chief Operating Officer until his resignation effective November 16, 2009. They are:

•	John D. Kavazanjian, our President and Chief Executive Officer;

•	Philip A. Fain, our current Chief Financial Officer and Treasurer, who served as our Vice President of Business Development until his appointment as our Chief Financial Officer effective November 9, 2009;

•	James E. Evans, our former Executive Vice President of Business Operations;

•	Peter F. Comerford, our Vice President of Administration, Secretary and General Counsel;

•	Julius M. Cirin, our Vice President, Corporate Communications Officer;

•	Patrick R. Hanna, Jr., our Vice President, Corporate Compliance Officer;

•	Robert W. Fishback, our former Vice President of Finance and Chief Financial Officer who served in that capacity through June 1, 2009;

•	William A. Schmitz, our former Chief Operating Officer; and

•	John C. Casper, our former Chief Financial Officer who succeeded Mr. Fishback and preceded Mr. Fain.

Throughout this proxy statement, these nine individuals are referred to as the Named Executive Officers.

The following discussion explains the components of compensation that we paid to our Named Executive Officers during 2009, as presented in the 2009 Summary Compensation Table, the footnotes to that table and the narrative discussion relating thereto beginning on page 29 of this proxy statement. Although the discussion focuses primarily on 2009 compensation, it also includes certain information relating to prior years that we believe puts our overall 2009 compensation in better context.

Compensation Philosophy and Objectives

Our compensation philosophy is designed to align the interests of our executive officers with those of our shareholders by rewarding performance that enhances the long-term objective of increasing shareholder value. The Committee establishes specific annual, long-term and strategic goals and rewards executive officer performance that meets and exceeds those goals. In addition, we expect our executive officers to work to these objectives while maintaining the highest ethical standards.

We base our executive compensation policies on the same principles that guide us in establishing all of our compensation programs. We design compensation programs to attract, retain and motivate talented individuals. In particular:

•	We base compensation decisions on a combination of the level of job responsibility, individual performance and our company performance. Generally, as employees progress to higher levels in our company, an increasing proportion of their pay is at risk because it is linked to our performance and shareholder returns.

•	Our goal is to have our compensation package reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

•	We develop and administer our compensation programs to foster the long-term focus required for success in our industry, but we also work to achieve an appropriate balance between short-term and long-term compensation in order to adequately motivate our employees.

To this end, the Committee reviews our executive compensation program annually to assess if we are able to attract and retain exceptionally talented executives, and to ensure that the total compensation paid to our executive officers, including our Named Executive Officers, is fair, reasonable, competitive and, where appropriate, performance-based. The Committee also ensures that our total compensation is linked to our ability to meet our annual financial and non-financial goals, and longer-term, to drive strong levels of shareholder return.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals. The Committee makes recommendations to our Board of Directors regarding the base salary, cash (short-term) incentives and equity (long-term) incentives for our President and Chief Executive Officer. The compensation of our President and Chief Executive Officer is developed by the Committee, based on input from our Vice President of Corporate Human Resources and, if retained, our compensation consultant.

The Committee reviews and approves, based on recommendations made by our President and Chief Executive Officer, the base salary, cash (short-term) incentives and equity (long-term) incentives for our other executive officers. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers.

In making compensation decisions, the Committee compares each element of total compensation against compensation data compiled initially by our outside compensation consultant, and updated by our Vice President of Corporate Human Resources, from companies of similar size and industry orientation. A significant percentage of compensation is allocated to incentive compensation in order to link executives’ compensation to our performance. The Committee reviews all of the compiled information to determine the appropriate level and mix of base salary with incentive compensation and benefits. The Committee then submits its recommendation to our Board of Directors for final review and approval.

Competitive Market Review

The Committee has periodically engaged DolmatConnell & Partners, an executive compensation consulting firm, to conduct a review of the total compensation program for our executives. DolmatConnell has provided the Committee with relevant market data and alternatives to consider when making compensation decisions for our President and Chief Executive Officer and other executive officers, including the recommendation that we strive to achieve overall executive compensation that would put us in the 50th percentile of our peer group. DolmatConnell was engaged in September 2008 to conduct a survey and re-evaluate our overall executive compensation program for 2009. In addition, they revisited the composition of our peer group, in order to make the peer group more relevant to us and the markets we serve.

As a result of the survey conducted by DolmatConnell in September 2008, the Committee revised the composition of the peer group for 2009 to include companies of similar size within our industry. The peer group we used for establishing 2009 compensation for our Named Executive Officers was comprised of the following companies: •  Advanced Energy Industries, Inc., •  Aero Vironmento, Inc. •  AZZ, Inc. •  Bel Fuse, Inc. •  C&D Technologies, Inc. •  Electro Scientific Industries Inc. •  EMCORE Corp. •  Excel Technology, Inc. •  Greatbatch, Inc. •  LaBarge, Inc. •  Motorcar Parts of America, Inc. •  Performed Line Products Co. •  Quantum Fuel Systems Technologies Worldwide, Inc. •  SL Industries Inc. •  Spectrum Control, Inc. •  Vicor Corp.

Compensation and Management Committee Activity for 2009

The Committee recognizes the importance of maintaining sound principles for the development and administration of executive compensation and took steps in 2008 and the beginning of 2009 to enhance the Committee’s ability to effectively carry out its responsibilities as well as to ensure that there are strong links between executive pay and performance. The Committee’s actions included:

•	Review of the evaluation of executives’ performance against personal and company goals and utilization of that evaluation to set compensation levels.

•	Evaluation of base salary increases for the executive officers.

•	Modification of employment agreements with certain of our Named Executive Officers in accordance with best practices to limit and cap the severance benefits payable upon a specified change-in-control event.

•	Meeting in executive sessions without management present.

For purposes of setting executive compensation for 2009, the Committee relied upon the recommendations and survey from DolmatConnell and an analysis of the new peer group established in September 2008. The Committee continued to refine our short-term cash incentive plan, referred to in this proxy statement as the STIP, for executive officers, as more particularly set forth in the discussion and analysis that follow.

2009 Executive Compensation Components

For the fiscal year ended December 31, 2009, the principal components of compensation for the Named Executive Officers were:

•	base salary;

•	STIP compensation; and

•	long-term equity incentive compensation.

Base Salary

We provide our Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for Named Executive Officers are determined based on their positions and responsibilities by using peer group data where available and on a composite of published executive compensation surveys where peer group data is not available.

During its review of base salaries for executives, the Committee primarily considers:

•	competitive pay practices;

•	the performance of the executive including any change in the responsibilities assumed by the executive; and

•	our company performance.

Base salary levels are considered annually as part of our performance review process as well as upon any changes in job responsibility. Merit based increases to salaries of executive officers are based on the President and Chief Executive Officer’s recommendation and, where possible, the Committee’s review of the individual’s performance. The Committee has endeavored to better align executive salaries with the market, moving them toward approximately the 50th percentile of our peer group, since base salaries for our executive officers have been significantly below market norms for comparable companies. In fixing executives’ base salaries for 2009, the Committee approved increases designed to place those base salaries closer to the 50th percentile of our new peer group as established at the end of 2008.

STIP Compensation

The Committee implemented the STIP as a means to reward executive officers for their performance during the fiscal year and to assist the Committee to achieve its stated goal of moving executive compensation to the 50th percentile of our peer group. This element of compensation promotes the Committee’s stated objective of keeping our overall compensation competitive with that of our competitors. For 2009, we used adjusted operating income as our measure of objective financial performance. Adjusted operating income for 2009 represented operating income before intangible amortization and non-cash stock compensation expense. The Committee had the ability to exclude or include any other items outside of the control of management that were approved by the Committee. In order for our executive officers to satisfy our 2009 financial performance component of the STIP, our 2009 adjusted operating income had to improve beyond certain predetermined levels, because we believe this measure best reflects the components of our 2009 financial performance that are within the control of management. For 2009, the predetermined operating income level was $21.88 million, which reflected our expected financial performance for 2009.

For 2009, upon the recommendation of DolmatConnell, we continued to refine our STIP. For our President and Chief Executive Officer, our Chief Operating Officer, our former Vice President of Finance and Chief Financial Officer and our current Chief Financial Officer and Treasurer, the determination as to whether they would receive a STIP award and the amount of the award actually paid, if any, was based on whether we met predetermined targets for our operating performance. With respect to our other Named Executive Officers, the determination as to whether they received a STIP award and the amount of the award actually paid, if any, was based on two factors, the satisfaction of either of which would entitle the executive officer to receive a cash award. The first factor was whether we met our predetermined target for operating performance. The second factor was the Committee’s subjective evaluation of the Named Executive Officer’s performance, based on an assessment of whether the Named Executive Officer satisfied predetermined performance goals specific to his duties. In every instance, where all or a portion of the STIP award was based on predetermined targets for our operating performance, our operating performance had to exceed 90% of the applicable targets in order for the Named Executive Officer to receive a STIP award. The operating performance targets at 100% and 120% and the percentage of 2009 salary eligible for STIP awards are set forth in the table below. If our operating performance came in between 90% and 100% of our targets, the STIP award would be prorated based on the amount by which our operating performance exceeded 90% expressed as a percentage of the 10% spread. Similarly, if our operating performance came in between 100% and 120% of our targets, the STIP award would be prorated based on the amount by which our operating performance exceeded 100% expressed as a percentage of the 20% spread. The Committee retains discretion not to make STIP awards even if the targets and performance goals are satisfied.

STIP Awards for 2009 Performance
		If Operating
	If Operating	Performance is
	Performance Equals	Greater than 120%
	100% of Targets, %	of Targets, %
	of 2009 Salary	of 2009 Salary
Named Executive Officer	Eligible for STIP	Eligible for STIP	Comments

John D. Kavazanjian	60%	120%
Philip A. Fain	45%	90%
James E. Evans	—	—	Not eligible for STIP as he was on a commission plan
Peter F. Comerford	15%	30%	Could have earned an additional 30% of base compensation, based on our President and Chief Executive Officer’s subjective evaluation of Mr. Comerford’s performance
Julius M. Cirin	15%	30%	Could have earned an additional 30% of base compensation based on our President and Chief Executive Officer’s subjective evaluation of Mr. Cirin’s performance
Patrick R. Hanna, Jr.	15%	30%	Could have earned an additional 30% of base compensation based on our President and Chief Executive Officer’s subjective evaluation of Mr. Hanna’s performance
William A. Schmitz	45%	90%	Resigned in November 2009 and therefore was not eligible for a payout as he was not employed on 12/31/09
Robert W. Fishback	45%	90%	Removed in June 2009 and therefore was not eligible for a payout as he was not employed on 12/31/09
John C. Casper	45%	90%	Resigned in November 2009; received a $30,000 cash bonus pursuant to his offer of employment

Additional 2009 STIP Information

Mr. Evans was not eligible to receive a STIP award in 2009 because his compensation included a component based on sales commissions. This component was designed to have Mr. Evans focus solely on sales. Mr. Evans received as a sales commission 0.1 percent of all of our sales up to a predetermined amount and 0.125 percent of all of our sales above that predetermined amount. For 2009, the predetermined amount was $256 million, which reflected our expected sales for 2009. Our actual sales for 2009 were $172.1 million. Previously, Mr. Evans had received as a sales commission a certain percentage of all qualifying defense and government sales, but because he focused on all sales, not just military sales, we broadened the terms of his commission for 2009. Mr. Evans’s sales commission for 2009 was $172,136. Mr. Evans resigned as our Executive Vice President of Business Operations effective April 30, 2010.

Effective June 1, 2009, Mr. Fishback was removed from his position as our Vice President of Finance and Chief Financial Officer, although he stayed on as an employee for transition purposes through July 31, 2009. Pursuant to the terms of his employment agreement, as a result of his involuntary termination, Mr. Fishback received a cash bonus in the amount of $99,000 which was paid in March, 2010.

In connection with his appointment as our Vice President of Finance and Chief Financial Officer on June 1, 2009, Mr. Casper was entitled to participate in our STIP and was eligible to receive a cash bonus as set forth in the preceding table. As a condition of his offer of employment, we agreed that regardless of our adjusted operating income performance for 2009, Mr. Casper would be entitled to receive a cash bonus of $30,000. If the adjusted operating income goals were met, the bonus due to Mr. Casper would be offset by the $30,000 guaranteed cash payment. Effective November 9, 2009, Mr. Casper resigned as our Vice President of Finance and Chief Financial Officer. We entered into a Release and Waiver of all Claims with Mr. Casper pursuant to which he released us from all claims and we paid Mr. Casper the cash bonus in the amount of $30,000, which we had agreed to pay him upon his hiring.

As our operating performance for 2009 did not exceed 90% of the applicable targets, there were no STIP awards paid based on operating performance. For those Named Executive Officers whose STIP award was to be based, in part, on our President and Chief Executive Officer’s subjective evaluation of the performance of those Named Executive Officers, the Committee determined that because of the impact of our operating performance for 2009, it would exercise its discretion not to make any further STIP awards based on the second factor.

Long-Term Equity Incentive Compensation

The Committee has always believed that a portion of executive compensation should be based on a long-term incentive. The long-term incentive compensation component of our executive compensation program exists to promote both long-term performance by the executive officers, which increases the link to shareholder value, as well as our long-term retention of those executive officers. Generally, the Committee bases the overall long-term incentive compensation on the mid-point of those companies in our peer group. As with other compensation, however, the Committee can modify this target either upward or downward based on the Committee’s subjective evaluation of the long-term value of the individual executive officer to us.

Our 2009 long-term incentive compensation consisted of three components: (1) stock options; (2) performance-vested restricted shares; and (3) time-vested restricted shares. Awards under stock option and time-vested restricted share portions of this plan have historically been made in December of each year, but those awards that typically would have been made in December of 2008 were deferred to January of 2009. Each component is addressed below. By using a blend of these components based on recommendations from DolmatConnell, and by aligning long-term incentive compensation with the marketplace and with the value of the executive officer to us, the Committee believes it can reward retention and performance, align the executive officers’ goals with those of our shareholders and encourage executive officer stock ownership. This structure also allows the Board or the Committee to make adjustments to respond to market or employment pressures without having to make major changes to our compensation structure or compromising the philosophy behind it.

Stock Options

The stock option component of our long-term incentive compensation program encourages retention through the vesting period and encourages performance by aligning the value of the option, when vested, with the equity value of our common stock underlying the option. This aligns the goals of the executive officer better with the goals of our shareholders.

We want to provide our executives with significant upside potential based on increases in our stock price. Accordingly, we allocate approximately 50% of the value of the long-term incentive award to stock options. In January 2009, the Committee granted options to purchase shares of our common stock under our Restated LTIP to our Named Executive Officers other than Mr. Evans, which options as noted earlier, would typically have been granted in December 2008. In connection with his hiring and appointment as our Vice President of Finance and Chief Financial Officer effective June 1, 2009, the Committee granted Mr. Casper an option to purchase

30,000 shares of our common stock under our Restated LTIP. For additional information regarding these options, see the following table.

January 2009 Stock Option Grants

	Shares		Exercise
Named Executive Officer	Granted	Information about Options	Price (1)

John D. Kavazanjian	17,614	seven-year term; vests over a three-year period in equal installments	$12.1848
Philip A. Fain	7,976	seven-year term; vests over a three-year period in equal installments	$12.1848
Peter F. Comerford	3,988	seven-year term; vests over a three-year period in equal installments	$12.1848
Julius M. Cirin	3,323	seven-year term; vests over a three-year period in equal installments	$12.1848
Patrick R. Hanna, Jr.	3,323	seven-year term; vests over a three-year period in equal installments	$12.1848
William A. Schmitz (2)	11,964	seven-year term; vests over a three-year period in equal installments	$12.1848
Robert W. Fishback (3)	5,982	seven-year term; vests over a three-year period in equal installments	$12.1848
John C. Casper (4)	30,000	seven-year term; vests over a three-year period in equal installments	$7.1845

(1)	Pursuant to our LTIP, this is the VWAP per share on the grant date.

(2)	As a result of his resignation, effective November 16, 2009, Mr. Schmitz forfeited these stock options, all of which were unvested as of November 16, 2009.

(3)	Pursuant to the terms of his employment agreement, Mr. Fishback was entitled to the acceleration of vesting of all outstanding stock options, and other time-vested equity arrangements and held by him, provided that the acceleration did not cover more than two years from the termination date of his employment (and in this regard, all such options and other exercisable rights held by Mr. Fishback remain exercisable for one year following such termination date).

(4)	In connection with his hiring in June 2009, Mr. Casper received stock options. Upon his resignation as Vice President of Finance and Chief Financial Officer effective November 9, 2009, and his execution of a Release and Waiver of All Claims, Mr. Casper forfeited any rights he had to the options granted to him upon his hiring.

In December 2009, in accordance with our usual schedule, the Committee granted options to purchase shares of our common stock under our Restated LTIP to our Named Executive Officers who were then employed by us. For additional information regarding these options, see the following table.

December 2009 Stock Option Grants

	Shares		Exercise
Named Executive Officer	Granted	Information about Options	Price (1)

John D. Kavazanjian	23,500	seven-year term; vests over a three-year period in equal installments	$3.9085 (December options)
	26,500 (2) (granted in January 2010)	seven-year term; vests over a three-year period in equal installments	$4.7761 (2) (January options)
Philip A. Fain	33,000	seven-year term; vests over a three-year period in equal installments	$3.9085
James E. Evans	33,000	seven-year term; vests over a three-year period in equal installments	$3.9085
Peter F. Comerford	24,000	seven-year term; vests over a three-year period in equal installments	$3.9085
Julius M. Cirin	12,000	seven-year term; vests over a three-year period in equal installments	$3.9085
Patrick R. Hanna, Jr.	12,000	seven-year term; vests over a three-year period in equal installments	$3.9085

(1)	Pursuant to our LTIP, this is the VWAP per share on the grant date.

(2)	Our Restated LTIP contains a 50,000 share annual limitation per person on option grants and stock awards without shareholder approval. Mr. Kavazanjian had previously received options and restricted stock awards for an aggregate 22,800 shares in 2009. The Committee determined that Mr. Kavazanjian was entitled to a 50,000 share option and decided to grant him an option for 23,500 shares in December 2009 and in January 2010 granted him an additional seven-year option which vests over a three-year period in equal installments, for 26,500 shares at an exercise price of $4.7761 per share.

Performance-Vested Restricted Shares

The performance-based component of our long-term incentive compensation plan rewards long-term performance by establishing a three-year set of operating performance goals. The Committee believes that establishing these three-year operating goals encourages our executive officers to focus on a longer term set of objectives to complement the annual performance goals which underlie our STIP. This also ties our compensation to our performance in the marketplace, once again aligning the interests of our executive officers with those of our shareholders.

In order to strengthen the link to performance while delivering restricted shares to reduce our financial accounting option expense, the Committee allocates approximately 25% of the long-term incentive value to performance-vested restricted shares. In 2007, the Board or the Committee granted performance-vested restricted shares of our common stock under our Restated LTIP to our executive officers. These shares would vest in three equal installments and become unrestricted only if we met or exceeded predetermined targets for our operating performance for 2007, 2008 and 2009. For executive officers hired after 2007, the Committee granted performance-based restricted shares with vesting based on the number of years remaining under the original three-year plan. The plan also contemplates the ability to apply any excess operating performance to a prior year or a subsequent year for purposes of satisfying the vesting requirements. For additional information regarding these grants, see the following table.

	Number of	Number of
	Performance-	Shares Released
	Vested Shares	for 2009
Named Executive Officer	Granted	Performance	Comments

John D. Kavazanjian	15,000	0
Philip A. Fain	5,000	0	Hired in February 2008
Peter F. Comerford	4,500	0
Julius M. Cirin	3,000	0
Patrick R. Hanna, Jr.	3,000	0
William A. Schmitz (1)	7,500	0	Resigned in November 2009
Robert W. Fishback (1)	7,500	0	Terminated employment in July 2009
John C. Casper (2)	2,500	0	Hired in June 2009; resigned in November 2009

(1)	As neither Mr. Schmitz nor Mr. Fishback was employed by us at December 31, 2009, neither was entitled to the release of any of the performance-vested restricted shares.

(2)	Upon his resignation as Vice President of Finance and Chief Financial Officer effective November 9, 2009, and his execution of a Release and Waiver of All Claims, Mr. Casper forfeited any rights he had to the performance-vested restricted shares.

Time-Vested Restricted Shares

The time-vested restricted share component of our long-term incentive compensation program is designed to retain key executive officers. It enables the Committee to tie a portion of current compensation to the continued employment of the executive officer with us and spread that compensation over a three-year period. By basing this component on stock ownership, the Committee is also able to tie the compensation, when the time-based restrictions lapse, to our performance in the marketplace, thereby better aligning the interests of the executive officers with those of our shareholders.

To increase the retention of key executives, the Committee allocates approximately 25% of the long-term incentive value to time-vested restricted shares. As more particularly set forth in the table below, the Committee has granted time-vested restricted shares of our common stock under our Restated LTIP to our Named Executive Officers. These awards have historically been granted in December, but the awards that would typically have been granted in December 2008 were deferred to January 2009. These shares typically vest over a three-year period in equal installments. For purposes of the January 2009 grants, the Committee determined the number of shares of time-vested restricted stock to grant by dividing a predetermined dollar value for the restricted stock award by the VWAP of our common stock as quoted on the NASDAQ Global Market during the 30 trading days preceding the date the Committee approved the grant of the time-vested restricted stock ($11.33 per share).

Time-Vested Restricted Stock Grants

	Number of
	Time-Vested Shares
Named Executive Officer	Granted in 2009	Comments

John D. Kavazanjian	4,766
Philip A. Fain	1,986
James E. Evans	0	Resigned in April 2010
Peter F. Comerford	1,192
Julius M. Cirin	953
Patrick R. Hanna, Jr.	953
William A. Schmitz	3,575	Resigned in November 2009
Robert W. Fishback	1,192	Terminated employment in July 2009
John C. Casper	6,000	Hired in June 2009; resigned in November 2009

(1)	As Mr. Schmitz was no longer employed by us after November 16, 2009, he forfeited any time-vested restricted shares that would have vested after that date.

(2)	Pursuant to the terms of Mr. Fishback’s employment agreement, and as a result of his removal as our Vice President of Finance and Chief Financial Officer effective June 1, 2009, Mr. Fishback was entitled to the acceleration of the vesting of any time-vested restricted shares that would have vested after that date, provided that the acceleration did not cover more than two years from the termination date of his employment. Mr. Fishback was therefore entitled to all but 397 of his time-vested restricted shares.

(3)	In connection with his appointment as our Vice President of Finance and Chief Financial Officer effective June 1, 2009, we awarded Mr. Casper 6,000 shares of time-vested restricted stock which would vest over a two-year period in equal installments. Upon his resignation as Vice President of Finance and Chief Financial Officer effective November 9, 2009, and his execution of a Release and Waiver of All Claims, Mr. Casper forfeited any rights he had to the time-vested restricted shares.

Stock Ownership and Retention Guidelines

We have implemented stock ownership guidelines in order to align better the interests of our executive officers with those of our shareholders. The stock ownership guidelines for executive officers are as follows:

President and Chief Executive Officer	1.0 times salary
Chief Financial Officer and Executive Vice President of Business Operations	0.5 times salary
Other Executive Officers	0.33 times salary

For 2009, the Committee established the presumed share price at $13.724 per share, which was based on VWAP of our common stock on December 31, 2008. Going forward, the Committee will establish a new presumed share price for the following year based on the VWAP of our common stock for the preceding two-year period. Executive officers have three years to achieve the required holdings. Additionally, until the stock ownership guidelines are met, executive officers must hold at least 50% of all vested restricted share grants (on an after tax basis) and 50% of shares received on exercise of stock options. Our executive officers have either met or are on target to meet their applicable stock ownership guidelines.

Retirement Benefits

Other than the qualified 401(k) Plan with a company match that we may make available to all employees, we do not provide our executive officers with any other retirement benefits. The company match was suspended for the fourth quarter of 2009 and was reinstated effective January 1, 2010. Currently, we match one-half (2%) of the first 4% of the employee contribution under our 401(k) Plan. See page 41 for more information about our 401(k) Plan.

Perquisites and Other Personal Benefits

We provide our executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers.

The Committee had approved a flexible supplemental benefits account that was established for each executive officer for 2009. The amount established for our President and Chief Executive Officer was $7,500 per annum and $5,000 for each of the other executive officers. Premiums for supplemental long-term disability insurance for executives were taken out of these amounts and the President and Chief Executive Officer presented the Committee with other offerings that executives can use with their account balances.

Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2009, are included in the “All Other Compensation” column of the 2009 Summary Compensation Table on page 29.

Severance and Change-in-Control Payments

We have employment agreements with Messrs. Kavazanjian and Comerford that contain change-in-control and severance provisions. The terms of these agreements are summarized on page 37 under “Employment Arrangements.” The severance provisions of the employment agreements are intended to address competitive concerns by providing the Named Executive Officers with compensation that may alleviate the uncertainty of having to leave for another employer or foregoing other opportunities. The change-in-control provisions of the employment agreements are intended to allow us to rely upon the Named Executive Officers’ continued employment and objective advice, without concern that a Named Executive Officer might be distracted by the personal uncertainties and risks created by an actual or proposed change in control. These potential benefits provide our Named Executive Officers with important protections that we believe are necessary to attract and retain executive talent while, at the same time, requiring a trigger event after a change in control before any severance compensation is paid. In accordance with best compensation practices, in July 2009 we modified the employment agreements of certain of our Named Executive Officers to cap the severance benefits payable upon a specified change-in-control event and to eliminate the requirement of the prior agreements to make a gross-up payment to the Named Executive Officer in the event a parachute payment was subject to excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under the executive compensation plans is fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 (the “Jobs Creation Act”) was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Committee does not believe that we currently have any nonqualified deferred compensation arrangements; however the Committee is mindful of the Jobs Creation Act and its related regulations when making compensation decisions. Effective December 31, 2008, we entered into Amended and Restated Employment Agreements with those of our executive officers with whom we had employment agreements in order to bring those agreements into compliance with Section 409A of the Code.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments, including stock options and restricted stock awards, in accordance with the requirements of SFAS 123(R), now referred to as ASC 718.

Conclusion

The Committee has reviewed all components of our President and Chief Executive Officer’s and other Named Executive Officers’ compensation, including base salary, short-term cash incentive compensation, long-term equity incentive compensation, accumulated vested and unvested stock option and restricted stock, and the dollar value to each Named Executive Officer and cost to us of all perquisites and other personal benefits. The elements of the President and Chief Executive Officer’s and Named Executive Officers’ compensation are reported in the 2009 Summary Compensation Table on page 29.

Based on this review, the Committee finds the President and Chief Executive Officer’s and each other Named Executive Officer’s total compensation (including the potential payouts under change-in-control and severance scenarios) in the aggregate to be reasonable. The Committee believes that the President and Chief Executive Officer’s and each Named Executive Officer’s compensation are appropriate given our performance in 2009.

Based on the company’s and the executive officers’ financial and non-financial performance in 2009, no non-equity incentive plan compensation was awarded to any of our executive officers.

The Committee believes that the long-term equity incentives that were awarded in January 2009, June 2009 and December 2009 (and in January 2010 with respect to Mr. Kavazanjian) were reasonable in light of the market and the fact that we and our shareholders benefit from the executive officers having an incentive to deliver increased shareholder return.

Total direct compensation for the Named Executive Officers remains conservatively positioned versus the market, and the incentive compensation for the Named Executive Officers continues to move toward the 50th percentile of peer group companies based on a 2008 survey and a current reassessment of our peer group. The strides made during the past several years in terms of increases to base salary and bonus targets, and more competitive long-term incentive compensation, have been designed to attract and retain executive talent while at the same time enhancing the long-term objective of increasing shareholder value.

COMPENSATION AND MANAGEMENT COMMITTEE REPORT

The Compensation and Management Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Management Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation and Management Committee:

Ranjit C. Singh, Chair

Patricia C. Barron

Paula H.J. Cholmondeley

Bradford T. Whitmore

The individuals named in the following tables include, as of December 31, 2009, our Principal Executive Officer, our Principal Financial Officer, two individuals who served as our Principal Financial Officer during 2009, an individual who served as our Chief Operating Officer during 2009, and our other Named Executive Officers.

2009 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation awarded to, paid to or earned by the Named Executive Officers for all services in all capacities to us and our subsidiaries during 2007, 2008 and 2009:

						Non-Equity
				Stock	Option	Incentive Plan		All Other
		Salary	Bonus	Awards	Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)		($)(3)	($)

John D. Kavazanjian	2009	419,360	0	53,999	148,237	0		15,597	637,193
President and Chief	2008	349,302	43,750	0	126,813	0		17,036	536,901
Executive Officer	2007	330,293	0	40,470	0	0		7,391	378,154
Philip A. Fain (4)	2009	240,538	0	22,501	109,956	0		9,189	382,184
Chief Financial Officer and Treasurer	2008	186,660	20,000	85,612	265,510	0		88,408 (5)	646,190
Robert W. Fishback (6)	2009	149,750	0	13,505	35,055	0		189,116	387,426
Former Vice President of	2008	219,334	30,000	0	67,634	0		11,583	328,551
Finance and Chief	2007	200,392	0	24,282	0	0		7,757	232,431
Financial Officer
John C. Casper (7)	2009	140,386	30,000 (8)	62,106	106,199	0		28,573	367,264
Former Vice President of
Finance and Chief
Financial Officer
William A. Schmitz (9)	2009	291,063	0	40,505	70,110	0		7,315	408,993
Former Chief Operating	2008	263,659	30,000	0	67,634	0		10,540	371,833
Officer	2007	229,639	0	24,282	0	0		5,763	259,684
James E. Evans (10)	2009	231,095	0	0	63,217	165,924	(11)	9,785	470,021
Former Executive Vice	2008	203,280	10,000	0	33,817	228,222		12,887	488,206
President of Business	2007	217,036	0	134,900	45,575	0		1,230	398,741
Operations
Peter F. Comerford (12)	2009	210,066	0	13,505	69,345	0		11,529	304,445
Vice President of	2008	194,411	12,000	0	33,817	0		9,670	249,898
Administration and General Counsel	2007	178,552	0	16,188	0	0		3,429	198,169
Julius M. Cirin (13)	2009	190,347	0	10,797	42,460	0		11,306	254,910
Vice President, Corporate Communications Officer
Patrick R. Hanna, Jr. (13)	2009	190,655	0	10,797	42,460	0		9,883	253,795
Vice President, Corporate Compliance Officer

(1)	The amount in the Stock Awards column is the grant date fair value of restricted share awards granted pursuant to our shareholder-approved Restated LTIP calculated in accordance with ASC 718. See Note 7 to our audited consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2008 and 2009 for the assumptions we used in valuing and expensing these restricted share units in accordance with ASC 718.

(2)	The amounts reported in the Option Awards column represent the grant date fair value of stock option awards granted pursuant to our shareholder-approved Restated LTIP calculated in accordance with ASC 718. See Note 7 to our audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2007, 2008 and 2009 for the assumptions we used in valuing and expensing these stock options in accordance with ASC 718.

(3)	All Other Compensation consists of the following:

				401(k) Plan
			Moving	Employer	Other
	Severance		Expenses	Match	Benefits (a)	Total
	($)		($)	($)	($)	($)

John D. Kavazanjian	0		0	7,054	8,543	15,597
Philip A. Fain	0		0	3,224	5,965	9,189
Robert W. Fishback	183,616	(b)	0	2,386	3,114	189,116
John C. Casper	20,770	(c)	5,545	1,039	1,219	28,573
William A. Schmitz	0		0	1,588	5,727	7,315
James E. Evans	0		0	3,877	5,908	9,785
Peter F. Comerford	0		0	3,538	7,991	11,529
Julius M. Cirin	0		0	3,208	8,098	11,306
Patrick R. Hanna, Jr.	0		0	3,208	6,675	9,883

(a)	The “Other Benefits” column of the above table includes premiums paid for group medical and dental coverage, annual physicals, physical rehabilitation, life insurance, long-term care insurance and tax preparation.

(b)	This amount includes (i) salary continuation payments received by Mr. Fishback for the period August 1, 2009 through December 31, 2009 in the amount of $84,616, and (ii) $99,000, the amount of Mr. Fishback’s target bonus for 2009, all of which was paid to Mr. Fishback in accordance with the provisions of his employment agreement as a result of his involuntary termination.

(c)	This amount represents salary continuation paid to Mr. Casper in 2009 after his resignation in accordance with the provisions of the Release and Waiver of All Claims executed by us and Mr. Casper.

(4)	Mr. Fain became a Named Executive Officer in 2008. Compensation information for Mr. Fain for 2007 is not provided because Mr. Fain was not a Named Executive Officer for that year.

(5)	Prior to Mr. Fain’s employment with us, he was a partner with CXO on the GO, LLC, a management consulting firm, which we retained in connection with our acquisition activity. Disclosed in this column is $79,944 in consulting fees that we paid to CXO on the GO, LLC for services rendered by Mr. Fain and others during 2008.

(6)	Mr. Fishback was removed as our Vice President of Finance and Chief Financial Officer effective June 1, 2009.

(7)	Mr. Casper was hired as our new Vice President of Finance and Chief Financial Officer effective June 1, 2009 and resigned those positions effective November 9, 2009.

(8)	This amount was paid to Mr. Casper pursuant to our offer of employment which was conditioned on Mr. Casper’s receipt of a guaranteed bonus of $30,000 regardless of our operating performance for 2009.

(9)	Mr. Schmitz resigned as our Chief Operating Officer effective November 16, 2009.

(10)	Mr. Evans resigned as our Executive Vice President of Business Operations effective April 30, 2010.

(11)	Mr. Evans received sales commission incentive compensation based on a specified percentage of all of our qualifying defense and government sales in 2008. His sales commission for 2009 was based on a specified percentage of all of our sales.

(12)	Mr. Comerford was previously a Named Executive Officer for 2007, was not a Named Executive Officer for 2008 and became a Named Executive Officer once again in 2009.

(13)	Messrs. Cirin and Hanna each became a Named Executive Officer in 2009.

2009 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during 2009:

											Grant
								All Other	All Other		Date
								Stock	Option	Exercise	Fair
				Estimated Possible				Awards:	Awards:	or	Value
				Payouts Under				Number of	Number of	Base	of Stock
				Non-Equity Incentive				Shares of	Securities	Price of	and
				Plan Awards(1)				Stock or	Underlying	Option	Option
	Type of		Grant	Threshold	Target		Maximum	Units	Options	Awards	Awards
Name	Award	Plan	Date	($)	($)		($)	(#)	(#)	($/Sh) (2)	($)

John D. Kavazanjian	Cash Incentive	STIP	—	$226,800	$252,000		$504,000
	Option	LTIP	01/14/09						17,614	12.18	103,219
	Option	LTIP	12/04/09						23,500	3.91	45,018
	RSA	LTIP	01/14/09					4,766			53,999
Philip A. Fain	Cash Incentive	STIP	—	97,200	108,000		216,000
	Option	LTIP	01/14/09						7,976	12.18	46,739
	Option	LTIP	12/04/09						33,000	3.91	63,217
	RSA	LTIP	01/14/09					1,986			22,501
Robert W. Fishback	Cash Incentive	STIP	—	89,100	99,000		198,000
	Option	LTIP	01/14/09						5,982	12.18	35,055
	RSA	LTIP	01/14/09					1,192			13,505
John C. Casper	Cash Incentive	STIP	—	109,350	121,500		243,000
	Option	Non-Plan	06/01/09						30,000	7.18	106,199
	RSA	LTIP	06/01/09					8,500			62,106
William A. Schmitz	Cash Incentive	STIP	—	121,500	135,000		270,000
	Option	LTIP	01/14/09						11,964	12.18	70,110
	RSA	LTIP	01/14/09					3,575			40,505
James E. Evans	Cash Incentive	Non-Plan	—	—	250,000	(3)	—
	Option	LTIP	12/04/09						33,000	3.91	63,217
Peter F. Comerford	Cash Incentive	STIP	—	28,350	31,500		126,000
	Option	LTIP	01/14/09						3,988	12.18	23,369
	Option	LTIP	12/04/09						24,000	3.91	45,976
	RSA	LTIP	01/14/09					1,192			13,505
Julius M. Cirin	Cash Incentive	STIP	—	25,650	28,500		114,000
	Option	LTIP	01/14/09						3,323	12.18	19,472
	Option	LTIP	12/04/09						12,000	3.91	22,988
	RSA	LTIP	01/14/09					953			10,797
Patrick R. Hanna, Jr.	Cash Incentive	STIP	—	25,650	28,500		114,000
	Option	LTIP	01/14/09						3,323	12.18	19,472
	Option	LTIP	12/04/09						12,000	3.91	22,988
	RSA	LTIP	01/14/09					953			10,797

(1)	Other than for Mr. Evans, amounts represent the potential threshold, target and maximum bonus under the STIP described on page 20 under the heading “STIP Compensation.” Under the terms of the STIP, the maximum award amount is payable as an overachievement award. For 2009, the financial performance component of the STIP was not met and accordingly there were no STIP incentive payments made to our Named Executive Officers.

(2)	The exercise price of stock options granted on January 14, 2009 and December 4, 2009 is equal to the volume weighted average sales price of our common stock, as determined in accordance with the trading rules of the NASDAQ Global Market, on the respective date of grant and is in excess of the closing price of our common stock on each such day.

(3)	Mr. Evans participated in a sales commission incentive compensation program, whereby he was entitled to receive a specified percentage of all of our sales. He received 0.1 percent of all sales up to our budgeted number and 0.125 percent of all sales above our budgeted number. There was no threshold award amount nor was there a maximum amount that Mr. Evans could earn under the sales commission incentive compensation program.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The following table sets forth information concerning the number of shares underlying exercisable and non-exercisable options outstanding at December 31, 2009 and vested and unvested restricted stock awards outstanding at December 31, 2009 for the Named Executive Officers:

	Option Awards					Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan Awards:
								Plan Awards:		Market or
							Market	Number of		Payout Value
	Number of	Number of				Number of	Value of	Unearned		of Unearned
	Securities	Securities				Shares or	Shares or	Shares, Units		Shares, Units
	Underlying	Underlying				Units of	Units of	or Other		or Other
	Unexercised	Unexercised		Option		Stock That	Stock That	Rights That		Rights That
	Options	Options		Exercise	Option	Have Not	Have Not	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested	Vested	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(1)	($)(2)	(#)(3)		($)(4)

John D. Kavazanjian						6,766	29,299	10,000		43,200
	50,000	0		15.0500	12/07/2011
	40,000	10,000	(5)	12.9600	12/09/2012
	48,000	0		12.9600	06/08/2013
	30,000	0		10.5500	12/21/2013
	15,000	7,500	(6)	13.4338	12/07/2014
	0	17,614	(7)	12.1848	01/14/2016
	0	23,500	(8)	3.9085	12/04/2016
Philip A. Fain						3,186	13,764	2,500	(9)	10,800
	6,667	3,333	(10)	11.4217	09/07/2014
	16,667	33,333	(11)	12.7385	03/07/2015
	0	7,976	(12)	12.1848	01/14/2016
	0	33,000	(13)	3.9085	12/04/2016
Robert W. Fishback (14)								5,000		21,600
	1,000	0		5.1800	04/21/2010
	1,000	0		10.0000	06/30/2010
	12,000	0		13.4338	07/31/2010
	3,988	0		12.1848	07/31/2010
	15,000	0		10.5500	07/31/2010
	1,000	0		14.3800	07/31/2010
	1,000	0		12.3800	07/31/2010
	1,000	0		21.2800	07/31/2010
	1,000	0		19.3600	07/31/2010
	1,000	0		10.1700	07/31/2010
	20,000	0		15.0500	07/31/2010
	1,000	0		19.4500	07/31/2010
	1,000	0		17.1200	07/31/2010
	1,000	0		16.1500	07/31/2010
	1,000	0		12.9200	07/31/2010
	21,000	0		12.9600	07/31/2010
	1,000	0		12.0000	07/31/2010
	1,000	0		12.8500	07/31/2010
John C. Casper	—	—		—	—	—	—	—		—

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
	Number of	Number of				Number of	Value of	Unearned	of Unearned
	Securities	Securities				Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying				Units of	Units of	or Other	or Other
	Unexercised	Unexercised		Option		Stock That	Stock That	Rights That	Rights That
	Options	Options		Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(1)	($)(2)	(#)(3)	($)(4)

William A. Schmitz (15)	1,500	0		5.1800	02/13/2010
	1,500	0		10.0000	02/13/2010
	1,500	0		14.3800	02/13/2010
	1,500	0		12.3800	02/13/2010
	1,500	0		21.2800	02/13/2010
	1,500	0		19.3600	02/13/2010
	1,500	0		10.1700	02/13/2010
	25,000	0		15.0500	02/13/2010
	1,500	0		19.4500	02/13/2010
	1,500	0		17.1200	02/13/2010
	1,500	0		16.1500	02/13/2010
	1,500	0		12.9200	02/13/2010
	11,400	0		12.9600	02/13/2010
	1,500	0		12.0000	02/13/2010
	1,500	0		12.8500	02/13/2010
	10,000	0		10.5500	02/13/2010
	4,000	0		13.4338	02/13/2010
James E. Evans						3,300	14,256
	12,000	0		9.8400	07/29/2010
	6,667	3,333	(16)	9.7000	07/29/2010
	4,000	2,000	(6)	13.4338	07/29/2010
	0	33,000	(13)	3.9085
Peter F. Comerford						1,992	8,605	3,000	12,960
	1,000	0		5.1800	04/21/2010
	1,000	0		10.0000	06/30/2010
	1,000	0		14.3800	09/30/2010
	1,000	0		12.3800	12/31/2010
	1,000	0		21.2800	03/31/2011
	1,000	0		19.3600	06/30/2011
	1,000	0		10.1700	09/30/2011
	15,000	0		15.0500	12/07/2011
	1,000	0		19.4500	12/31/2011
	1,000	0		17.1200	03/31/2012
	1,000	0		16.1500	06/30/2012
	1,000	0		12.9200	09/30/2012
	16,800	4,200	(5)	12.9600	12/09/2012
	1,000	0		12.0000	12/30/2012
	1,000	0		12.8500	03/31/2013
	7,500	0		10.5500	12/21/2013
	4,000	2,000	(6)	13.4338	12/07/2014
	0	3,988	(12)	12.1848	01/14/2016
	0	24,000	(13)	3.9085	12/04/2016

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan Awards:	Market or
							Market	Number of	Payout Value
	Number of	Number of				Number of	Value of	Unearned	of Unearned
	Securities	Securities				Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying				Units of	Units of	or Other	or Other
	Unexercised	Unexercised		Option		Stock That	Stock That	Rights That	Rights That
	Options	Options		Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)(1)	($)(2)	(#)(3)	($)(4)

Julius M. Cirin						1,753	7,573	2,000	8,640
	500	0		10.0000	06/30/2010
	500	0		14.3800	09/30/2010
	500	0		12.3800	12/31/2010
	500	0		21.2800	03/31/2011
	500	0		19.3600	06/30/2011
	500	0		10.1700	09/30/2011
	10,000	0		15.0500	12/07/2011
	500	0		19.4500	12/31/2011
	500	0		17.1200	03/31/2012
	500	0		16.1500	06/30/2012
	500	0		12.9200	09/30/2012
	12,400	3,100	(5)	12.9600	12/09/2012
	500	0		12.0000	12/30/2012
	500	0		12.8500	03/31/2013
	7,500	0		10.5500	12/21/2013
	4,000	2,000	(6)	13.4338	12/07/2014
	0	3,323	(12)	12.1848	01/14/2016
	0	12,000	(13)	3.9085	12/04/2016
Patrick R. Hanna, Jr.						1,753	7,573	2,000	8,640
	500	0		5.1800	04/21/2010
	500	0		10.0000	06/30/2010
	500	0		14.3800	09/30/2010
	500	0		12.3800	12/31/2010
	500	0		21.2800	03/31/2011
	500	0		19.3600	06/30/2011
	500	0		10.1700	09/30/2011
	10,000	0		15.0500	12/07/2011
	500	0		19.4500	12/31/2011
	500	0		17.1200	03/31/2012
	500	0		16.1500	06/30/2012
	500	0		12.9200	09/30/2012
	9,200	2,300	(5)	12.9600	12/09/2012
	500	0		12.0000	12/30/2012
	500	0		12.8500	03/31/2013
	7,500	0		10.5500	12/21/2013
	4,000	2,000	(6)	13.4338	12/07/2014
	0	3,323	(12)	12.1848	01/14/2016
	0	12,000	(13)	3.9085	12/04/2016

(1)	The amounts set forth in this column represent awards of time-based restricted share awards granted to each Named Executive Officer in 2007 and 2009. Except for Mr. Evans, the 2007 awards vest in three equal installments, beginning on March 1, 2009. For Mr. Evans, the 2007 award vested in three equal installments, beginning on March 1, 2008. The 2009 awards vest in three equal installments, beginning on January 14, 2010. The number of 2007 awards is as follows: Mr. Kavazanjian - 2,000; Mr. Cirin - 800; Mr. Comerford - 800; Mr. Evans - 3,300; and Mr. Hanna - 800. The number of 2009 awards is as follows: Mr. Kavazanjian - 4,766, Mr. Fain - 1,986; Mr. Cirin - 953; Mr. Comerford - 1,192; and Mr. Hanna - 953. Mr. Fain also received an award of 1,800 time - based restricted shares in 2008, which vests in three equal installments beginning on March 1, 2009.

(2)	The amounts set forth in this column equal the number of time-based restricted share awards indicated multiplied by the closing price of our common stock on December 31, 2009. The amounts assume the maximum percentage of shares of restricted stock will vest based upon the achievement of continued service with us through the vesting period. The amounts indicated are not necessarily indicative of the amounts that may be realized by the Named Executive Officers.

(3)	The amounts set forth in this column reflect the number of performance-based restricted share awards granted in 2006, and in 2008 to Mr. Fain, under the Restated LTIP, which have not yet vested. These shares vest over a period of three years, except for Mr. Fain’s award which vests over a period of two years, based upon the achievement of performance goals set for each year.

(4)	The amounts set forth in this column equal the number of performance-based restricted share awards indicated multiplied by the closing price of our common stock on December 31, 2009. The amounts assume the maximum percentage of shares of restricted stock will vest based upon the achievement of the specified performance goals. The amounts indicated are not necessarily indicative of the amounts that may be realized by the Named Executive Officers.

(5)	This stock option will vest on December 9, 2010.

(6)	This stock option will vest on December 7, 2010 for everyone except Mr. Evans. Because Mr. Evans resigned effective April 30, 2010, this option lapsed.

(7)	This stock option vested on January 14, 2010 with respect to 5,872 shares and will vest in equal installments on January 14, 2011 and January 14, 2012 with respect to 11,742 shares.

(8)	This stock option will vest on December 4, 2010 with respect to 7,834 shares and in equal installments on December 4, 2011 and December 4, 2012 with respect to 15,666 shares.

(9)	This restricted stock award was granted in 2008 and will vest over a period of two years based on the achievement of the performance goals set for each year.

(10)	This stock option will vest on September 7, 2010.

(11)	This stock option vested on March 7, 2010 with respect to 16,667 shares and will vest on March 7, 2011 with respect to 16,666 shares.

(12)	This stock option vested on January 14, 2010 with respect to 2,659 shares for Mr. Fain, 1,330 shares for Mr. Comerford, and 1,108 shares for Messrs. Cirin and Hanna, and will vest in equal installments on January 14, 2011 and January 14, 2012 with respect to the balance of shares subject to each option.

(13)	This stock option will vest in equal installments on December 4, 2010, December 4, 2011 and December 4, 2012 for everyone except Mr. Evans. Because Mr. Evans resigned effective April 30, 2010, this option lapsed.

(14)	Pursuant to the terms of Mr. Fishback’s employment agreement and as a result of the involuntary termination of Mr. Fishback’s employment, the vesting of all of Mr. Fishback’s stock options was accelerated (provided that the acceleration did not cover more than two years from the termination of employment), and all stock options which had an original expiration date after July 31, 2010 had their expiration dates set at July 31, 2010, the one-year anniversary of Mr. Fishback’s last day of employment.

(15)	Pursuant to the terms of Mr. Schmitz’s employment agreement and as a result of Mr. Schmitz’s resignation, all of Mr. Schmitz’s vested stock options which had an original expiration date after February 13, 2010 had their expiration dates set at February 13, 2010, the 90th day after Mr. Schmitz’s last day of employment.

(16)	This stock option would have vested on June 6, 2010, but because Mr. Evans resigned effective April 30, 2010, this option lapsed.

2009 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning the number of shares of our common stock acquired upon the exercise of stock options during 2009 and the value realized on exercise along with the number of shares acquired on vesting of restricted share awards and the value realized on vesting during 2009 by the Named Executive Officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)(1)	(#)	($)(2)

John D. Kavazanjian	—	—	6,666	44,478
Philip A. Fain	—	—	3,100	21,700
Robert W. Fishback	15,000	39,081	5,928	39,976
John C. Casper	—	—	—	—
William A. Schmitz	6,250	19,375	3,100	21,700
James E. Evans	—	—	3,300	23,100
Peter F. Comerford	15,000	45,150	2,400	15,160
Julius M. Cirin	—	—	1,733	11,039
Patrick R. Hanna, Jr.	7,500	26,625	1,733	11,039

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the market price (used for tax purposes) of our common stock on the date of exercise.

(2)	The value realized on the vesting of stock awards is based on the closing price of our common stock on the vesting date multiplied by the number of shares acquired.

EMPLOYMENT ARRANGEMENTS

Mr. Kavazanjian

On April 27, 2007, we entered into a new employment agreement with Mr. Kavazanjian, which superseded his existing employment agreement. Annually, our Compensation and Management Committee reviews Mr. Kavazanjian’s salary and makes such adjustments as it deems appropriate in accordance with our executive compensation guidelines. The agreement automatically extends for successive one-year terms, unless either of the parties provides advance written notice of such party’s desire not to renew the agreement. Such written notice must be provided at least 90 days prior to the scheduled expiration date of the then current term of the agreement.

If we terminate Mr. Kavazanjian’s employment agreement without “Business Reasons” (as defined in the employment agreement), or if a “Constructive Termination” (as defined in the employment agreement) occurs, then Mr. Kavazanjian will be entitled to the following benefits: (1) salary and the cash value of any accrued vacation (consistent with our vacation policies then in effect) through the termination date of his employment plus continued salary for an additional 24 months; (2) an amount equal to the average of the bonuses paid to him during the two preceding fiscal years or, if no bonuses were paid during such period, an amount equal to his then current annual target bonus; and (3) acceleration of vesting of all outstanding stock options, and other equity arrangements subject to vesting and held by him, provided that the acceleration shall not cover more than two years from the termination date of his employment (and in this regard, all such options and other exercisable rights held by Mr. Kavazanjian shall remain exercisable for one year following such termination date). In such circumstances, Mr. Kavazanjian would also be entitled to continued health benefits for him and his family at his cost for a period of 18 months.

If we terminate Mr. Kavazanjian’s employment agreement within 18 months of the date of a “Change in Control” (as defined in the employment agreement), then Mr. Kavazanjian will receive the same benefits as discussed above except that all of his outstanding stock options and equity arrangements will accelerate, even if the remaining vesting period is in excess of two years. If Mr. Kavazanjian’s employment agreement is terminated because he experiences a “Disability” (as defined in the employment agreement), then Mr. Kavazanjian will be entitled to the same benefits as described above except that he will only receive an amount equal to his then current annual target bonus, not the average of the bonuses paid to him during the two preceding fiscal years.

If Mr. Kavazanjian’s employment agreement is terminated because of his death, his representatives will be entitled to (1) an amount equal to his annual target bonus for the fiscal year in which he died (plus any unpaid bonus from the prior fiscal year); and (2) the acceleration of vesting of all outstanding stock options, and other equity arrangements subject to vesting and held by him, provided that the acceleration shall not cover more than two years from the termination date of his employment (and in this regard, all such options and other exercisable rights held by Mr. Kavazanjian’s representatives shall remain exercisable for one year following such termination date).

Mr. Kavazanjian’s employment agreement provided that we will make a gross-up payment to him in the event that a parachute payment following a change in control is subject to excise tax under Sections 280G and 4999 of the Code. Mr. Kavazanjian’s employment agreement also provides for Mr. Kavazanjian to be indemnified by us for any expenses he occurs defending himself from any legal proceeding or threatened legal proceeding arising out of his service to us.

In December 2008, Mr. Kavazanjian’s employment agreement was amended to bring it into compliance with Section 409A of the Code. In July 2009, Mr. Kavazanjian’s employment agreement was amended and restated to cap the severance benefits upon a specified change-in-control event at no more than three times Mr. Kavazanjian’s average annual compensation for the previous five years to the extent necessary not to incur the excise tax under Section 4999 of the Code and not limit our tax deduction under Section 280G of the Code (the “Tax Limitations”). In the event a severance benefit owed to Mr. Kavazanjian exceeds the Tax Limitations, then we will determine which severance benefits are reduced so that such severance benefits are not subject to the Tax Limitations. Mr. Kavazanjian’s employment agreement was also amended to, among other things: (i) clarify that restricted stock awards and stock appreciation rights will be accelerated along with other equity arrangements (to the same extent described above) in the event of an (a) involuntary termination without business reasons or a constructive termination, (b) change in control or (c) termination upon death, as such terms are defined in his employment agreements; (ii) reflect our paid time off policy; and (iii) increase to 90 days the period of time Mr. Kavazanjian can exercise vested stock options to coincide with the period of time set forth in the Restated LTIP.

Mr. Comerford

On April 27, 2007, we entered into an employment agreement with Mr. Comerford. Annually, our Compensation and Management Committee reviews Mr. Comerford’s salary and makes such adjustments as it deems appropriate in accordance with our executive compensation guidelines. The agreement automatically extends for successive one-year terms, unless either of the parties provides advance written notice of such party’s desire not to renew the agreement. Such written notice must be provided at least 90 days prior to the scheduled expiration date of the then current term of the agreement.

If we terminate Mr. Comerford’s employment agreement without “Business Reasons” (as defined in the employment agreement) or because Mr. Comerford experiences a “Disability” (as defined in the employment agreement), or if a “Constructive Termination” (as defined in the employment agreement) occurs, then Mr. Comerford will be entitled to the following benefits: (1) salary and the cash value of any accrued vacation (consistent with our vacation policies then effect) through the termination date of his employment plus continued salary for an additional 18 months; (2) an amount equal to the average of the bonuses paid to him during the two preceding fiscal years or, if no bonuses were paid during such period, an amount equal to his then current annual target bonus; and (3) acceleration of vesting of all outstanding stock options, and other equity arrangements subject to vesting and held by him, provided that the acceleration shall not cover more than two years from the termination date of his employment (and in this regard, all such options and other exercisable rights held by Mr. Comerford shall remain exercisable for one year following such termination date). In such circumstances, Mr. Comerford would also be entitled to continued health benefits at his cost for a period of 18 months.

If we terminate Mr. Comerford’s employment agreement within 18 months of the date of a “Change in Control” (as defined in the employment agreement), then Mr. Comerford will receive the same benefits as discussed above except that all of his outstanding stock options and equity arrangements will accelerate, even if the remaining vesting period is in excess of two years. If Mr. Comerford’s employment agreement is terminated because he experiences a “Disability” (as defined in the employment agreement) then Mr. Comerford will be entitled to the same benefits as described above except that he will only receive an amount equal to his then current annual target bonus, not the average of the bonuses paid to him during the two preceding fiscal years.

If Mr. Comerford’s employment agreement is terminated because of his death, his representatives will be entitled to (1) an amount equal to his annual target bonus for the fiscal year in which he died (plus any unpaid bonus from the prior fiscal year end); and (2) the acceleration of vesting of all outstanding stock options, and other equity arrangements subject to vesting and held by him, provided that the acceleration shall not cover more than two years from the termination date of his employment (and in this regard, all such options and other exercisable rights held by Mr. Comerford’s representatives shall remain exercisable for one year following such termination date).

In December 2008, Mr. Comerford’s employment agreement was amended to bring it into compliance with Section 409A of the Code. In July 2009, Mr. Comerford’s employment agreement was amended and restated in the same manner as Mr. Kavazanjian’s employment agreement.

Messrs. Schmitz, Fishback and Casper

We previously entered into employment agreements with Messrs. Schmitz and Fishback, our former Chief Operating Officer and former Vice President of Finance and Chief Financial Officer, respectively.

Because Mr. Schmitz resigned his position, we were not required to provide him with any post-termination severance compensation or benefits. Mr. Schmitz was entitled to exercise, for 90 days following his resignation, or through the original expiration date of the stock options, if earlier, all stock options held by him, but only to the extent vested at the date of his resignation.

Pursuant to the terms of his employment agreement, Mr. Fishback was entitled to (i) salary continuation for a period of 18 months following the date of his termination, (ii) an amount equal to his then current annual target bonus, and (iii) acceleration of vesting of all outstanding stock options and other equity arrangements subject to vesting, but subject to the provision that the acceleration not cover more than two years from the date of his termination and subject to the further provision that all options would remain exercisable for one year following the date of his termination. See “Potential Payments upon Termination and/or a Change in Control” on page 40 for the amounts received by Mr. Fishback as a result of his involuntary termination of employment.

Although we did not have an employment agreement with Mr. Casper, as a condition of his offer of employment, we agreed that regardless of our operating performance for 2009, Mr. Casper would be entitled to receive a cash bonus of $30,000. Upon his resignation, we entered into a Release and Waiver of All Claims with Mr. Casper and paid him the $30,000 cash bonus. Pursuant to that Release and Waiver, we also agreed to pay Mr. Casper severance in the form of 12 weeks salary continuation and to continue his medical and dental coverage through February 28, 2010.

Other Executive Officers

We do not have employment agreements with Messrs. Fain, Evans, Cirin or Hanna. In conjunction with our acquisition of McDowell Research in 2006, Mr. Evans, one of the McDowell principals, entered into an Employee Confidentiality, Non-Disclosure, Non-Compete and Assignment Agreement with us.

Salary Adjustments

During its review of base salaries for executives, the Committee decided not to increase each Named Executive Officer’s base salary for 2010. The salary information set forth in the 2009 employment agreements therefore remains unchanged.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR A CHANGE IN CONTROL

The table below outlines certain potential payments and benefits payable by us to those of our Named Executive Officers who are currently employed by us in the event of termination and/or Change in Control as if such event had occurred on December 31, 2009. The value of the stock awards is based on the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2009, which was $4.32. The table below also includes actual payments and benefits paid to those individuals who served as our Vice President of Finance and Chief Financial Officer and our Chief Operating Officer at some time during 2009 but whose employment terminated before December 31, 2009.

				Accelerated
	Salary		Bonus	Restricted	Accelerated	Gross-Up
	Continuation		Payment	Stock Awards	Stock Options	Payment	Total
Triggering Event	($)		($)	($)	($)	($)	($)

John D. Kavazanjian (1)
Involuntary Termination without Business Reasons or Constructive Termination	840,000		252,000	22,369	6,423	—	1,120,792
Involuntary Termination without Business Reasons or Constructive Termination within 18 months of the date of a Change in Control	840,000	(2)	252,000	72,429	9,635	—	1,174,064
Change in Control	—		—	72,429	9,635	—	82,064
Disability	840,000		252,000	22,369	6,423	—	1,120,792
Death	—		252,000	22,369	6,423	—	280,792
Philip A. Fain (3)
Change in Control	—		—	24,564	13,530	—	38,094
Robert W. Fishback (1)
Involuntary Termination without Business Reasons or Constructive Termination	330,000		99,000	—	—	—	429,000
John C. Casper
Voluntary Termination	20,770		30,000	—	—	—	50,770
William A. Schmitz (1)
Voluntary Termination	—		—	—	—	—	0
James E. Evans (3)
Change in Control	—		—	14,256	13,530	—	27,786
Peter F. Comerford (1)
Involuntary Termination without Business Reasons or Constructive Termination	315,000		31,500	6,890	6,560	—	359,950
Involuntary Termination without Business Reasons or Constructive Termination within 18 months of the date of a Change in Control	315,000	(2)	31,500	72,429	9,635	—	428,564
Change in Control	—		—	21,565	9,635	—	31,200
Disability	315,000		31,500	6,890	6,560	—	359,950
Death	—		31,500	6,890	6,560	—	44,950
Julius M. Cirin (3)
Change in Control	—		—	16,213	4,920	—	21,133
Patrick R. Hanna, Jr. (3)
Change in Control	—		—	16,213	4,920	—	21,133

(1)	All amounts appearing in this table for Messrs. Kavazanjian and Comerford are made pursuant to their employment agreements with us. The employment agreements are summarized on pages 37 and 38 of this proxy statement under the heading “Employment Arrangements.” With respect to the acceleration of restricted stock awards and stock options, the acquisition of 51% of our outstanding shares of common stock by any one person or group will be deemed a “Change in Control” pursuant to the employment agreements. All amounts appearing in this table for Messrs. Schmitz and Fishback were made pursuant to their employment agreements.

(2)	Upon the occurrence of this event, this amount will be paid immediately in a lump sum payment to the Named Executive Officer.

(3)	All amounts appearing in this table for Messrs. Fain, Evans, Cirin and Hanna are made pursuant to award agreements under our Restated LTIP. With respect to the acceleration of restricted stock awards and stock options, the acquisition of 30% of our outstanding shares of common stock by any one person or group will be deemed a “Change in Control” pursuant to award agreements under our Restated LTIP.

401(k) PLAN

We established a profit sharing plan under Sections 401(a) and 401(k) of the Code (the “401(k) Plan”), effective as of June 1, 1992. The 401(k) Plan was amended effective as of January 1, 1994. All employees in active service who have completed 1,000 hours of service or were participating in the 401(k) Plan as of January 1, 1994, not otherwise covered by a collective bargaining agreement (unless such agreement expressly provides that those employees are to be included in the 401(k) Plan), are eligible to participate in the 401(k) Plan. Eligible employees may direct that a portion of their compensation, up to the maximum permitted by IRS limitations, be withheld and contributed to their account under the 401(k) Plan.

In January 2001, our Board of Directors authorized a company matching contribution up to a maximum of 4% (100% match of up to 3% of annual salary, and 50% match above 3% to a maximum of 5% of salary). In January 2002, our match was suspended in an effort to conserve cash. Beginning in February 2004, we reinstated our match up to a maximum of 2%. In November 2005, our match was once again suspended in an effort to conserve cash. For 2007, 2006, 2005 and 2004, we contributed $63,000, $0, $133,000, $174,000, respectively, pursuant to the matching program then in effect. In October 2007, we reinstated our match up to a maximum of 2% for our United States employees. For 2008, we contributed $363,000 pursuant to the matching program. We suspended our match for the fourth quarter of 2009 but reinstated that match effective January 1, 2010. For 2009, we contributed $333,000 pursuant to the matching program.

All 401(k) contributions are placed in a trust fund to be invested at the trustees’ discretion, except that we may designate that the funds be placed and held in specific investment accounts managed by an investment manager other than the trustees. The trustees of our 401(k) Plan have retained an independent plan administrator for purposes of administering the plan. Amounts contributed to employee accounts by us or as compensation reduction payments, and any earnings or interest accrued on employee accounts, are not subject to federal income tax until distributed to the employee, and may not be withdrawn (absent financial hardship) until death, retirement or termination of employment.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The duties and responsibilities of the Audit and Finance Committee are set forth in our Audit and Finance Committee Charter, a copy of which is available on our website at http://investor.ultralifecorp.com under the subheading “Corporate Governance.” Among other things, the Audit and Finance Committee reviews the adequacy of our systems of internal controls regarding financial reporting, disclosure controls and procedures and preparing our consolidated financial statements. In addition, the Audit and Finance Committee recommends to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K, approves our quarterly filings on Form 10-Q and selects the independent registered public accounting firm to audit our books and records.

The Audit and Finance Committee has:

•	Reviewed and discussed our audited financial statements for 2009 with our management and with BDO Seidman, LLP, our independent registered public accounting firm for 2009;

•	Discussed with BDO Seidman, LLP, our independent registered public accounting firm, the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	Received from BDO Seidman, LLP the written disclosures and the letter from BDO Seidman, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and has discussed with BDO Seidman, LLP their independence.

The Audit and Finance Committee met with our independent accountants with and without management present and discussed with them the results of their examinations, their evaluations of our internal control over financial reporting, our disclosure controls and procedures and the quality of our financial reporting. Based on the review and discussions referred to above, the Audit and Finance Committee concluded that BDO Seidman, LLP is independent and recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The Audit and Finance Committee:

Paula H.J. Cholmondeley, Chair

Carole Lewis Anderson

Anthony J. Cavanna

Thomas L. Saeli

OTHER MATTERS

Our Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Meeting other than those specifically referred to in this proxy statement. If any other matters properly come before the Meeting, it is intended that the holders of the proxies will act in respect thereof in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

Under Rule 14a-8 of the Exchange Act, shareholder proposals intended for inclusion in the proxy statement for our 2011 Annual Meeting of Shareholders must be submitted in writing to us to our Corporate Secretary at 2000 Technology Parkway, Newark, New York 14513, and must be received by January 1, 2011.

Any shareholder proposal submitted for consideration at our 2011 Annual Meeting of Shareholders but not submitted for inclusion in the proxy statement for that meeting that is received by us after March 17, 2011 will not be considered filed on a timely basis with us under Rule 14a-4(c)(1) of the Exchange Act. For such proposals that are not timely filed, we retain discretion to vote proxies we receive. For such proposals that are timely filed, we retain discretion to vote proxies we receive provided that we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and the proponent of any such proposal does not issue its own proxy statement.

Our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, is included in the 2009 Annual Report to Shareholders which accompanies this proxy statement.

By Order of the Board of Directors

Bradford T. Whitmore
Chair of the Board of Directors

April 30, 2010

␔	▄
PROXY
ULTRALIFE CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 8, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints John D. Kavazanjian and Peter F. Comerford, or either of them, as proxy for the undersigned, with full power of substitution, to vote all shares of the common stock of Ultralife Corporation owned by the undersigned at the Annual Meeting of Shareholders to be held on June 8, 2010 at 10:30 A.M. local time, at our corporate offices, which are located at 2000 Technology Parkway, Newark, New York 14513, and at any adjournments of such meeting, on the matters listed in this proxy and described in the notice of annual meeting and proxy statement and upon such other business as may properly come before such meeting and any adjournments thereof. This proxy revokes any prior proxy given by the undersigned.
(Continued and to be signed on the reverse side)

▄	14475	▄

ANNUAL MEETING OF SHAREHOLDERS OF
ULTRALIFE CORPORATION
June 8, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 8, 2010:
The proxy statement and annual report to shareholders
are available at http://investor.ultralifecorp.com.
For instructions on how to attend the annual meeting and vote in person, see the “Information Concerning Solicitation and Voting” section in the proxy statement that accompanies this proxy card.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided. ¯

▄	20830000000000001000 3	060810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

NOMINEES:
☐	FOR ALL NOMINEES	O	Steven M. Anderson
		O	Patricia C. Barron
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	James A. Croce
		O	John D. Kavazanjian
		O	Thomas L. Saeli
☐	FOR ALL EXCEPT (See instructions below)	O	Robert W. Shaw II
		O	Ranjit C. Singh
		O	Bradford T. Whitmore

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.
You acknowledge receipt with this proxy of a copy of the notice of annual meeting and proxy statement dated April 30, 2010, describing more fully the proposals listed in this proxy.
This proxy will be voted as specified by you. Unless you withhold authority to vote for one or more of the nominees according to the instructions, your signed proxy will be voted FOR the election of the named nominees for directors and, unless you specify otherwise, FOR the other proposal listed herein and described in the accompanying proxy statement.

I plan to attend the meeting in person.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

▄	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
▄